Exhibit 10.10

Online Gaming Management and Consulting Services Agreement. AGREEMENT FOR THE PROVISION OF ONLINE GAMING MANAGEMENT AM) CONSULTING SERVICES. This Agreement for the Provision of Online Gaining Management and Consulting Services (this "Agreement") is entered into November 13 , 2020 : BE I W EN: 1. "Comercial de Juegos de la Frontera", S . A . de C . V . , a company organized and existing under the laws of Mexico, with registered office at 9800 Boulevard Bernardo Quintana Roo, fourth floor, colonia Centro Sur, Queretaro, Queretaro, Mexico, 76090 (hereafter, the "Permit Holder") . AND: 1. Dito Inc . , a United States of America company organized and existing under the laws of the State of Delaware, with registered office at 413 West 14 th Street, New York, New York, 10014 , hereafter "Manager" . Manager and Permit Holder, hereafter as the "Parties" and individuilly as the "Party" . PREAMBLE a. WHEREAS, Permit Holder holds the federal gaming permit number DGG/ 723 / 97 , dated December 18 , 1997 , issued by SEGOB (as defined below) with regard to the operation of land - based casinos and online gaming services and betting activities in Mexico, as provided for by the Gaming Law and its Regulations . b. WHEREAS, pursuant to the online gaming section forming part of the Permit, Permit Holder is entitled to offer in the Territory (as defined below) games of chance through online modalities, including casino games and sportsbook . CONTRATO DE PRESTACION DE SERVICIOS DE ADMINISTRACION Y CONSULTORIA PARA JUEGO EN LINEA. Contrato de Prestacion de Servicios de Administration y Consultoria pare Juego en Linea (el "Contrato") de fecha 13 de noviernbre 2020 : QUE CELEBRAN: 1 . "Comercial de Juegos de la Frontera", S . A . de C . V . , una sociedad mercantil consrituida bajo las leyes de Mexico, con domicilio en Boulevard Bernardo Quintana Roo 9800 , cuarto piso, colonia Centro Sur, Queretaro, Queretaro, Mexico, 76090 (en lo sucesivo, la "Permisionaria") . Y: n, Dito Inc., una sociedad constituida bajo las leyes del Estado de Delaware, de los Estados Unidos de America, con domicilio registrado en el 413 de la West 14 th Street, Nueva York, Nueva York 10014 . En lo sucesivo, la "Administradora" . Conjuntamente, a la Administradora y a la Permisionaria se les referire como las "Panes", y en lo individual, como la "Pane" . ANTECEDENTES CONSIDERANDO, que la Permisionaria es titular del permiso federal pare juegos con apuesta No . DGG/ 723 / 97 , de fecha 18 de diciembre de 1997 , emitido a su favor por SEGOB (como esta se define ma's adelante) pare la operation de casinos y actividades que involucren apuestas en linea, de conformidad con lo establecido en la Ley Federal de Juegos y Sorteos y su Reglamento . CONSIDERANDO, que de conformidad con la cleusula relativa al juego en linea establecida en el Permiso, la Permisionaria este facultada pare ° Exeter en el Territorio (seem este se define ma's adelante) juegos de azar en linea, como lo son por ejemplo : casino y juegos ,de apuesta deportiva, a las personas lodelizadas en el Territorio ;

1

Online Gaming Management and Consulting Services Agreement.

c. WHEREAS, Manager holds certain businesses and assets relating to remote betting and gaming operations.	CONSIDERANDO, que la Administradora mantiene ciertos negocios y activos relacionados con operaciones de juegos y apuestas remotes.
a. WHEREAS, Manager and Permit Holder wish to cooperate to create an interactive on-line betting and gaming business for the regulated Mexican interactive market, under the Permit (the **"Mexican e-Gaming Offering"**);	CONSIDERANDO, que la Administradora y la Permisionaria, desean cooperar mutuamente para crear un negocio interactivo de apuestas y juegos en linea para el mercado regulado en Mexico, al amparo del Permiso (la **"Oferta Mexicana de Juego en Linea"**);
IT IS AGREED AS FOLLOWS	**ARTICULOS**
1.1. The following words and phrases used in this Agreement (including the Preamble) shall have the following meanings, except where the context clearly requires otherwise:	1.1. Los siguientes terminos y Erases usados en este Contrato (incluyendo en los Antecedentes) tendren el significado que aqui se le atribuye, excepto cuando el contexto requiera claramente otra cosa:
Affiliate of a Person means any Person that is Controlled by, is Controlling, or is under common Control with, such Person (e.g. subsidiaries, holding company, associates and related Persons) and includes, but is not limited to, any Person which has the same ultimate beneficial ownership as that Person.	**Afiliado** de una Persona significa cualquier Persona Controlada por, que Controla, o que este bajo Control contin con, esa Persona (ejemplo: subsicliarias, sociedades tenedoras, asociadas y relacionadas) e incluye, pero no se limita a, cualquier Persona que tenga el mismo ultimo beneficiario que esa Persona.
Agreement: means this Agreement for the Provision of Online Gaming Management and Consulting Services, together with all schedules, appendices and any ancillary documentation, as may be amended from time to time.	**Contrato:** significa este Contrato de Prestacidn de Servicios de Administracion y Consultoria para Juego en Linea.
Anti-Money Laundering Legislation: means the Federal Law for the Prevention and Identification of Transactions using Unlawful Proceeding Resources (in Spanish, *Ley Federal para la Prevention e Identification de Operations con Recursos de Procedencia Mita)* and its regulations, as well as any other Laws enacted to prevent money-laundering.	**Legislacion Anti-Lavado:** significa la Ley Federal para la PrevenciOn e Identification de Operaciones con Recursos de Procedencia Ilicita y su reglamento, asi como cualquier otra Ley promulgada para prevenir el lavado de dinero.
Authority: means any national, federal, state or municipal authority, commission, department, agency, regulator, regulatory body, court, tribunal or arbitrator, including but not limited to SEGOB (as defined herein) and Tax Authority.	**Autoridad:** significa cualquier autoridad national, federal, estatal o municipal, comisidn, departamento, agenda, regulador, drgano regulatorio, cone, tribunal o panel arbitral, incluyendo, pero sin limitarse a SEGOB y la Autoridad de Impuestos.
Bankruptcy Event: means if a Party initiates (or is subjected to) a bankruptcy/insolvency proceeding	**Evento de Bancarrota:** significa si una Partetinicia (o le es iniciado) un procedimiento de bancaptiia/insolvencia de conformidad con cualesquier leyeesobre bancarrota o

Online Gaming Management and Consulting S entices Agreement. pursuant to any bankruptcy law or any similar law on any jurisdiction in which the Parties conduct their business . Bonuses : means certain incentives provided to Players including, but not limited to, free bets, free rolls, free spins, free chips, bonus money on deposit, bonus money on registration, bonus - based loyalty programs or similar offered to Players from time to time . Brand : means the Manager Marks and Domain Name, as set out in Schedule I appended hereto, owned by or licensed to Manager . Brand Values and Standards: means the requirements of Manager or its Affiliate in relation to the use by Permit Holder of the Brand, as may be amended from time to time prior written notice by Manager to Permit Holder, the current version of those Brand Values and Standards being set out in Schedule 2. Business Day : means a day (other than a Saturday, Sunday or a holiday) on which banks are open for general business in Mexico . Commencement Date : means the date of this Agreement . Control : means, with respect to a Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such Person, whether through the ownership of voting securities, by contract or otherwise, or the beneficialholding, directly or indirectly, of more than 50% (fifty percent) of the voting power in a corporation or the right to appoint more than 50% (fifty percent) of the directors or members of a similar body having a similar Sanction in a corporation . Customer Data : shall have the meaning ascribed to it in Article 7 . 3 . Data Protection Act means the Mexican Federal Law on the Protection of Personal Data in Possession of Individuals and Private Entities (in Spanish, Ley Federal de similares, en cualquier jurisdiction en que esa parte lleve a cabo sus negocios . Bonos : significan ciertos incentivos brindados a los Jugadores, incluyendo, pero sin lintitarse a, apuestas gratis, jugadas gratis, giros gratis, fichas gratis, bonificaciones en dinero al depositar, bonificaciones en dinero al registrarse, programas de fidelidad basados en bonificaciones u otros similares que se ofrezcan a los Jugadores de tiempo en tiempo . Marca : significa las Marcas de la Administradora y el Nombre de Dominic), segnn se detallan en el Anexo 1 de este Contrato, y que son propiedad de o licenciadas a la Administradora . Valores y Estandares de la Marca : significan los requerimientos de la Administradora para el use por parte de la Permisionaria de la Marra, segtan estos puedan ser enmendados de tiempo en tiempo previa notification por escrito de la Administradora a la Permisionaria, y cuyas versiones actuales de dichos Valores y Estandares de la marca se detallan en el Anexo 2 . Dia Habil : significa cualquier dia (distinto a sabado o domingo, o Bias festivos) en el que los bancos se encuentran abiertos para negocios generales en Mexico . Fecha de Comienzo : significa la fecha de este Contrato . Control : significa, con respecto a una Persona, la titularidad, directa o indirecta, del poder para dirigir o hater dirigir la administration y politicas de dicha Persona, ya sea por conducto de propiedad sobre actions (o titulos valor similares) con derecho a voto o por contrato o cualquier otra forma ; o la tenencia beneficiosa, de forma directa o indirecta, de mas del 50% (cincuenta por ciento) del poder de voto en una sociedad o el derecho a nombrar mils del 50% (cincuenta por ciento) de los directores o miembros de un organismo que sirva funciones similares dentro de una sociedad . Information del Cliente : tendra el significado que se le anibuye en el Articulo 7 . 3 . Ley de Protection de Datos Personales : significa la Ley Federal de Protection de Datos Personates en j PosesiOn de Particulates y su reglamento .

3

Online Gaming Management and Consulting Services Agreement.

Protection de Dater Personales en Posesion de Pa iculares) and its applicable regulations.	
Dispute: means any dispute, difference or question of interpretation arising out of or in connection with this Agreement (including any dispute regarding pre-contractual negotiations, the existence, validity or termination of this Agreement or the consequences of invalidity of this Agreement), whether contractual or non-contractual.	**Disputa:** significa cualquier disputa, discrepancia o cuestionamiento de interpretaciOn, que surja de o en conexiOn con este Contrato (incluyendo cualquier disputa respecto a negociaciones precontractuales, la existencia, validez o termination de este Contrato o las consecuencias de la nulidad de este), ya sea contractuales o no-contractuales.
Federal Player Withholding Tax: means, in respect to Prizes paid to Players, the amounts of Tax to be withheld (if any) by Permit Holder in accordance with the applicable State Law.	**Impuesto Federal de Retencion al Jugador:** significa, con respecto de los Premios pagados a Jugadores, los montos de Impuesto a sex retenidos (en su caso) y enterados a la Autoridad Fiscal por la Permisionaria en apego a las Leyes federates mexicanas.
Force Majeure Event: means an event which is beyond the reasonable control of the affected Party, which could not reasonably have been expected, or its consequences avoided or overcome, and includes an event which falls into one or more of the following categories: epidemic, pandemic, quarantine, strike, lock out, or labor dispute (excluding, in all cases, by the employees of the Party liable to effect performance or its sub-contractors or suppliers); acts of God, fire, flood and storm; war, riot; explosion or malicious damage; and provided that the mere shortage of material, equipment, labor or supplies shall not constitute a Force Majeure Event.	**Evento de Fuerza Mayor:** significa un evento que este fuera del control razonable de la Parte afectada, que de forma razonable no podria haberse vislumbrado, o sus consecuencias evitadas o superadas, incluyendo eventos que se ubiquen dentro de las siguientes categorias: epidemia, pandemia, cuarentena, huelga, cierre patronal o disputa laboral (excluyendo, en todos los casos, aquellos que sean llevados a cabo por los empleados de la Parte que sea responsable de cumplir frente a los mismos, o los subcontratistas o proveedoras de la misma); hechos fortuitos, incendios, inundaciones y tormentas; guerra, disturbios; explosion o daño malicioso; en el entendido que la mera escasez de material, equipo, man° de obra o suministros no constituira un Evento de Fuerza Mayor.
Gaming Approvals: shall have the meaning ascribed to it in Article 5.1.	**Autorizaciones de Juego:** tendre el significado que se le atribuye en el Articulo 5.1.
Gaming Law: means the Mexican Federal Law on Games and Raffles, as such may be amended from time to time.	**Ley de Juegos:** significa la Ley Federal de Juegos y Sorteos, incluyendo las reformas publicadas a la misma.
Gaming Legislation: means the Gaming Law, the Gaming Regulations, and all other gaming legislation, as such may be amended from time to time.	**Legislacion de Juego:** significa la Ley de Juegos y el Reglamento de la Ley de Juegos, asi como la dernis legislacion de juego, incluyendo las reformas a la misma.
Gaming Regulations: means the Regulations to the Mexican Federal Law on Games and Raffles, as such may be amended from time to time.	**Reglamento de la Ley de Juegos** significa el Reglamento de la Ley Federal de Juegos y Sorteos, incluyendo las reformas publicadas al mismo.
Go-Live: means the date the Business is first made available to Players in Mexico.	**Lanzamiento:** significa la fecha en que 12 Oferta Mexicana de Juego en Linea este disponibleyck' primera vez a los Jugadores en Mexico.

Online Gaming Management and Consulting S entices Agreement. Grace Period : shall have the meaning ascribed to it in Article 10 . 2 . Gross Gaming Revenue : means Wagers less Prizes less Bonuses . IEPS : means the special tax on production and services for remote betting and gaming (m Spanish, Impuesto Especial Sobre Produccion y Servicios) . Intellectual Property Rights or IPR means: a. utility models, supplementary protection certificates, petty patents, rights in trade secrets and other confidential or undisclosed information (such as inventions whether patentable or not or knowhow), registered designs, rights in copyright (including authors' and neighboring or related rights), database rights, design rights, words, names, logos, trademarks and service marks . b. all registrations or applications to register any of the items referred to in paragraph a), regardless of the place or jurisdiction in which they had been registered or applied for ; and c. all rights in the nature of any of the items referred to in paragraphs a) or b) including but not limited to continuations, reputation, personality or image, trade names, business names, brand names, getup, copyrights, neighboring right, image, logos, domain names and URLs, tights in unfair competition and, without prejudice to anything set out elsewhere in this definition, rights to sue for passing off and all rights having equivalent or similar effect to, and the right to apply for any of, the rights referred to in this definition in any jurisdiction . Laws : means all legislation in force as it pertains to the Business offered through the Mexican e - Gaming Offering (all as amended, supplemented or replaced from time to time), including any applicable law, statute, by - law, regulation, order, regulatory policy (including any requirement or notice of any regulatory body), guidance or industry code of practice, in force from time to time (and "Law" is any one of the foregoing) . Periodo de Gracia : tendra el significado que se le atribuye en el Articulo 10 . 2 . Ingresos Brutos de Juego : significa Apuestas menos Premios menos Bonos . IEPS : significa el Impuesto Especial sobre Production y Servicios, incluyendo actividades de juego y apuestas . Derechos de Propiedad Intelectual o DPR significa: a. modelos de utilidad, certificados complementarios de protection, pequefias patentes, derechos sobre secretos comerciales y otra information confidential o no divulgada (como invenciones, ya sean patentables o no), diserios registrados, derechos de autor (incluidos los de autor y derechos conexos o relacionados), derechos sobre bases de datos, derechos de rliserio, palabras, nombres, logotipos, marcas comerciales y marcas de servicio . b. todos los registros o solicitudes de registro sobre cualesquiera de los elementos a los que se hate referencia en el pOrrafo a), independientemente del lugar o jurisdiction en la que hayan sido registrados o solicitados ; c. todos los derechos en la forma de cualesquiera de los elementos a los que se hate referencia en los pirrafos a) o b) ; incluidos, entre otros, continuaciones, reputation, personalidad o imagen, nombres comerciales, nombres de marca, vestimenta (get - up), derechos de autor, derechos conexos, imagen, logotipos, nombres de dominio y URLs, derechos de competencia desleal y, sin perjuicio de lo dispuesto en otra parte de esta definition, derechos de acciones por imitation (passing eft) y todos los derechos que tengan efecto equivalente o similar, y el derecho a solicitor cualquiera de los derechos mencionados en esta definition en cualquier jurisdiction . Leyes : significa toda la legislation vigente en lo que respects a la Oferta Mexicana de Juego en Linea (segun sea enmendada, reformada o reemplazada de tiempo en tiempo), incluyendo cualquier ley, estatuto, regulation, orden, politica regulatoria aplicable (incluido cualquier requisito o notification de cualquier organismo regulador), guia o cocligo de precuts de la industria, que este en vigor de tiempo en tiempo (y "Ley" es cualquietat - de los anteriores) .

5

Online Gaming Management and Consulting Service • Agreement.

Manager Database: shall have the meaning ascribed to it in Article 7.1.	**Base de Datos de la Administradora:** tendril el significado que se le atribuye en el Articulo 7.1.
Manager Domain Name: means the Website's domain (www.valerax wamr.simba.mx or any other that the Parties agree to) which is owned by, or licensed to, Manager.	**Nombre de Dominio de la Administradora:** significa el dominio del Sitio Web (ww,s1s=, www.simba.mx o cualquier otro que las Partes acuerden), que es propiedad de, o estil licenciado a, la Administradora.
Manager's Consideration: shall have the meaning ascribed to it in Article 10.1	**Contraprestacion de la Administradora:** tendril el significado que se le atribuye en el Articulo 10.1.
Manager Marks: means the names, logos, trademark applications and/or registrations owned by Manager or an Affiliate of Manager, being those set out in Schedule 1 and all registered or unregistered rights therein); all design rights, neighboring right and all other Intellectual Property Rights in the foregoing names, logos, trademark applications and/or registrations, including continuations, reputation, image, trade names, business names, brand names, getup, logos, domain names and URLs.	**Marcas de la Administradora: significa** los nombres, logotipos, solicitudes de registros de marca y/o registros de marca propiedad de la Administradora o un Afiliado de la Administradora, segnin se detallan en el AnsAa...1; incluyendo todos los derechos de diseno, derechos conexos y cualesquier otros Derechos de Propiedad Intelectual sobre dichos nombres, logotipos, solicitudes de registros de marca y/o registros de marca, tales como continuations, reputation, imagen, nombres comerciales, nombres de marca, vestimenta *(get-4)*, logotipos, nombres de dominio y URLs.
Manager Materials: means any and all materials (and any Intellectual Property Rights subsisting therein) of Manager, its Affiliate, or its licensors, as well as any and all material used for the Mexican e-Gaming Offering provided by Manager under this Agreement, including, but not limited to, the Brand.	**Materiales de la Administradora:** significa cualquier material (y cualquier Derecho de Propiedad Intelectual que subsista en los nisi-nos) de la Administradora o sus licenciantes, asi como cualquier material utilizado para la Oferta Mexicana de Juego en Linea brindada por la Administradora bajo este Contrato; incluyendo, pero sin limitarse a, la Marca.
Mechanics Approval: shall have the meaning ascribed to it in Article 2.2.	**Aprobacion de la Mecanica:** tendril el significado que se le atribuye en el Articulo 2.2.
Mexican e-Gaming Offering: shall have the meaning set forth in letter (d) of the Preamble section of this Agreement	**Oferta Mexicana de Juego en Linea:** tendril el significado que se le atribuye en el considerando (d) del apartado de Antecedentes de este Contrato.
Mexico: means the Mexican United States.	**Mexico:** significa los Estados Unidos Mexicanos.
Mexico Gaming Taxes: means any of the following arising in connection with the Mexican e-Gaming Offering:	**Impuestos al Juego:** significa cualquiera de los siguientes que surja en conexiOn con la Oferta Mexicana de Juego en Linea:
a. IEPS;	a. IEPS;
b. Pe Contributions;	b. Aprovechamientos;
c. State Operator Tax;	c. Impuesto Estatal a Operadores;

Online Gaming Management and Consulting Services Agreement

d. State Player Withholding Tax (if any);	d. Impuesto Estatal de RetenciOn al Jugador (en su caso);
a. Federal Player Withholding Tax (if any); and	a. Impuesto Federal de Retention al Jugador (en su caso); y
b. any other levy, tax or duty imposed under the Laws of Mexico on gambling permit holders or their operators,	b. cualquier otra carga, impuesto o derecho impuesto bajo las Leyes de Mexico en permisionarias de juego y sus operadoras,
but excluding, for the avoidance of doubt, any VAT or withholding taxes (other than in (c) — (f) above) imposed under the Laws of Mexico with respect to Gross Gaming Revenue paid by Permit Holder to Manager.	pero excluyendo, para ausencia de duda, el NA o cualquier impuesto de retention (distinto de los senalados en los incisos (c) a (f) anteriores) impuesto bajo las Leyes de Mexico con respecto a los Ingresos Brutos de Juego.
Online Bank Account: shall have the meaning ascribed to it in Article 6.3.	**Cuenta Bancaria** tendri el significado que se le atribuye en el Articulo 6.3.
Permit: means the federal gaming permit number DGG/723/97, dated December 18, 1997, issued by SEGOB to the Permit Holder with regard to the operation of land-based casinos and online gaming services and betting activities in Mexico, as provided for by the Gaming Law and its Regulations.	**Permiso:** significa el permiso federal para juegos con apuesta No. DGG/723/97, de fecha 18 de diciembre de 1997, emitido por SEGOB a la Permisionaria para la operaciOn de casinos y actividades que involucren apuestas en linea, de conformidad con lo establecido en la Ley de Juegos y el Reglamento de la Ley de Juegos.
Permit Contributions: means the contributions payable by Permit Holder to SEGOB, as more particularly set out in the Permit and as amended from time to time.	**Aprovechamientos:** significan los aprovechamientos pagaderos por la Permisionaria a SEGOB, seem se establecen en el Permiso, y segan se modifiquen de tiempo en tiempo.
Permit Holder Database: shall have the meaning ascribed to it in Article 7.2.	**Base de Datos de la Permisionaria:** tends el significado que se le atribuye en el Articulo 7.2.
Permit Holder Materials: means any materials (including but not limited to any and all trademarks, copyrights as well as all Intellectual Property Rights subsisting therein) of Permit Holder, its Affiliates or its licensors (other than Manager Materials) that are used to make the Mexican e-Gaming Offering available.	**Materiales de la Permisionaria:** significa cualquier material (mcluyendo pero sin limitarse a, marcas registradas, derechos de autor, asi como cualquier Derecho de Propiedad Intelectual que subsista en los mismos) de la Permisionaria, sus Afiliados o sus licenciantes (con exclusion de los Materiales de la Administradora) que son utilizados para hacer disponible la Oferta Mexicana de Juego en Linea.
Permit Holder's Participation: shall have the meaning ascribed to it in Article 10.2.	**Participacion de la Permisionaria:** tendri el significado que se le atribuye en el Articulo 10.2.
Person means any company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization.	**Persona:** significa cualquier sociedad, comoracion, sociedad de responsabilidad limitada, fideicomiso, asociacidn en participacion, organization comercial. ,,,

Online Gaming Management and Consulting Services Agreement.

Platform: means the software, platform and architecture, tools, applications (for any device and operating systems, such as android and IOS) and any related documentation, manuals, databases and/or other work product(s) that are owned by, or licensed to, Manager, and that hosts the Website, and which enable the offering, through the Website, of services relating to betting activities in the Territory, under the Mexican Laws.	**Plataforma:** significa el software, plataforma y arquitectura, aplicaciones (para cualquier dispositivo y sistema operativo, tales como Android y iOS), y cualquier documentaciOn, manuales, bases de datos y/o otros productos relacionados, que son propiedad de, o estan licenciados a la Administradora, y que albergan el Sitio Web y permiten el ofrecimiento, a travel de dicho Sitio Web, de servicios de juegos con apuestas en el Territorio y en apego a las Leyes mexicanas.
Player(s): means Mexican resident customers who access and register to the Website and make use of the Mexican e-Gaming Offering from time to time.	**Jugador(es):** significa cualquier cliente residente en Mexico que ingrese y se registre en el Sitio Web y haga uso de la Oferta Mexicana de Juego en Linea de vez en cuando.
Player Bank Account: shall have the meaning ascribed to it in Article 6.1.	**Cuenta Bancaria de Fondos del Jugador:** tendra el significado que se le atribuye en el Artfculo 6.1.
Player Data: means any data relating to Players or their transactions on the Website(s), whether provided to Manager or Permit Holder, including without limitation, names, addresses, email addresses and any and all other information obtained ox accrued by Manager or Permit Holder, as a result of or in connection with the Players' use of the Website, all of which is subject to the provisions of the Data Protection Act.	**Datos del Jugador:** significa cualquier informaciOn relacionada con los Jugadores o sus transacciones en el Sitio Web, ya sea que se proporcione a la Administradora o a la Permisionaria; incluyendo, entre otros, nombres, direcciones, direcciones de correo electronic° y cualquier otra information obtenida por la Administradora o la Permisionaria como resultado de o en conexicin con el uso de los Jugadores del Sitio Web; todo lo cual estara sujeto a las disposiciones de la Ley de Proteccien de Datos Personates.
Player Funds: means the amounts deposited by the Players into their Player account on the Website, as well as any other amount which is credited to the Player into their Player account.	**Fondos del Jugador:** significan las sumas depositadas por los Jugadores en sus cuentas de Jugador en el Sitio Web, asi como cualquier otro monto que le sea acreditado al Jugador en su cuenta de Jugador.
Player-Related Costs: means any of the following amounts related to the Mexican e-Gaming Offering: (i) any refunds paid to Players, Cat) commissions and fees paid to any payment processing service providers with respect to the payment transactions, settlements and other transactions with Players, charge-backs and charge-back fees and associated costs and fees and all other amounts generated by Players, which are unable to be collected, (iii) Verification Checks and (iv) geo-location costs and fees.	**Costos Asociados con el Jugador** significa cualquiera de los siguientes montos relacionados con la Oferta Mexicana de Juego en Linea: (i) reembolsos pagados a Jugadores; (ii) comisiones y cuotas pagadas a cualquier proveedor de servicios de procesamiento de pagos con respecto a pagos, liquidaciones y otras transacciones con Jugadores; contracargos y comisiones por contracargos, asi como cualquier otro monto generado pox los Jugadores y que no pueda ser cobrado; (El) Controles de Verification y (iv) costos y comisiones por geolocalizaciOn.
Prizes: means the amounts won by Players from the Website on sports betting products or casino products (as the case may be).	**Premios:** significa los montos ganados por los Jugadores en el Sitio Web en productos de apuestas deportivas o de casino, segfin corresponda.
PSA: means an authorized services provider (in Spanish, *Proveedor de Servicios Autorizado);* an entity duly authorized	**PSA:** significa un proveedor de servicios autorizadethina sociedad debidamente autorizada por la Autondad Fiscal

Online Gaming Management and Consulting S ervices Agreement.

by the Mexican Tax Authority and which function is to feed said Tax Authority with real-time data on the transactions taking place at casinos and online betting websites, pursuant to Annex 17 (D) of the Miscellaneous Tax Resolution (in Spanish, *Resolution Misce Linea Fiscal*).	mexicana y cuya funciOn es alimentar a dicha Autoridad Fiscal, en tiempo real, con la informaciOn respecto de las transacciones que tienen lugar en casinos y sitios de apuestas en linea, de conformidad con el Anexo 17(D) de la Resolution Miscelanea Fiscal.
Reports means the information, forms and documentation pertaining to the Website, required under the applicable Laws to comply with the regulatory and tax obligations of Permit Holder.	**Reportes:** significa la informaciOn, formatos y documentacion correspondientes al Sitio Web, requeridos por las Leyes aplicables para cumplir con las obligations regulatorias y fiscales de la Permisionaria.
State Player Withholding Tax: means, in respect to Prizes paid to Players, the amounts of Tax to be withheld (if any) by Permit Holder in accordance with the applicable State Law.	**Impuesto Estatal de Retencion al Jugador:** significa, con respecto de los Premios pagados a Jugadores, los montos de Impuesto a ser retenidos y enterados a la Autoridad Fiscal por la Permisionaria en apego a las Leyes estatales.
SEGOB: means the Mexican regulator responsible for regulating Permit Holder; the General Directorate of Games and Raffles of the Ministry of Interior (n Spanish, *Direccion General de Juegos y Sorteos de la Secretaria de Gobernacion).*	**SEGOS:** significa el regulador mexicano responsable de regular a la Permisionaria: la Direccidn General de Juegos y Sorteos de la Secretaria de GobemaciOn.
Software Provider: means the third parties who have contracted with Manager or its Affiliates to provide the IT services for or in connection to the Platform.	**Proveedor de Software:** significan las terceras personas con las que la Administradora o cualquiera de sus Afiliados ha contratado para proveerle(s) servicios de tecnologias de la informacien para o en conexidn con la Plataforma.
Tax: excluding Mexico Gaming Taxes, means in this Agreement any tax, and any duty, contribution, withholding, or levy in the nature of tax at federal, state or municipal level, whether domestic or foreign, and any fine, penalty, surcharge or interest connected therewith, and includes the corporate tax (in Spanish, *Impuesto Sobre la Renta;* Spanish acronym "ISR") and any corporation or income tax (including income tax required to be deducted or withheld from or accounted for in respect of any payment); the special tax on production and services (in Spanish, *Impuesto Especial S obre Produccilmy Senticios;* Spanish acronym "IEPS") excluding as regards betting and gaming (which is included in the definition of "Mexico Gaming Taxes"); social security contributions, inheritance tax, VAT, customs excise and import duties, and any other payment whatsoever due in any jurisdiction, which any Person is or may be or become bound to make to any Authority and which is or purports to be in the nature of taxation.	**Impuesto:** excluyendo a los Impuestos alfuego, significa, en este Contrato, cualquier impuesto, aprovechamiento, contribuciOn, retention, o carga en la forma de impuesto, a nivel federal, estatal o municipal, ya sea nacional o forineo, asi como cualquier multa, penalidad, recargo o interes en conexiOn con los mismos, e incluye el impuesto sobre la renta ("ISR") y cualquier impuesto corporativo o sobre las ganancias (incluyendo cualquier impuesto sobre ganancias que deba ser deducido o retenido de cualquier pago); el Impuesto Especial sobre ProducciOn y Servicios ("IEPS"), con excepciOn en lo que dicho impuesto concierne a actividades de juegos con apuestas (seem se incluye en la deEmiciOn de "Impuestos al Juego"); aportaciones de seguridad social, impuesto sobre la herencia, NA, impuestos y aranceles a la importaciOn, asi como cualquier otro pago que sea pagadero en cualquier jurisdicciOn, que una Persona este o pueda estar obligada a realizar a cualquier Autoridad y que adopta o pretenek adoptar la forma de impuesto.

Online Gaming Management and Consulting Services Agreement. Tax Authority : means any Authority competent to impose, assess, collect or administer Taxes or Mexico Gaming Taxes . Term : shall have the meaning ascribed to it in Article 15 . Territory: means Mexico. VAT : means value added tax, goods and services tax, services tax or any similar taxes from time to time imposed in any jurisdiction (including in Spanish, Impuesto al Valor Agregado, Spanish acronym "IVA") . Verification Checks : means the checks carried out in order to attempt to verify the age, identity, location, of a potential Player in accordance with applicable Laws, including to learn whether such player is excluded from play on the Website (including by way of self - exclusion) . Wagers : means wagers made by Players through the Website on sports betting products or casino products (as the case may be) . Website : means either the www . vale . m_x or the www . simba . mx domain, or otherwise any other domain that the Parties agree to, which will be branded with the Brand, and through which the Mexican e - Gaming Offering is made available . 1 . 2 . In this Agreement, except where the context otherwise requires, (i) words denoting the singular include the plural and vice versa ; (ii) words denoting any gender include all other genders ; and (iii) any reference to "persons" includes individuals, bodies corporate, companies, Partnerships, unincorporated associations, persons, trusts and all other legal entities . 1 . 3 . Any reference to a statute, statutory provision or subordinate legislation shall be construed as referring to that statute, statutory provision or subordinate legislation as amended, modified, consolidated, re - enacted or replaced and in force from time to time, whether before or after the date of this Agreement . Autoridad Fiscal : significa cualquier Autoridad competente para imponer, evaluar, cobrar o administrar Impuestos o Impuestos al Juego . Vigencia : tendra el significado que se le atribuye en el Articulo 15 . Territorio: Significa los Estados Unidos Mexicanos. WA : significa el impuesto al valor agregado, impuesto sobre bienes y servicios, impuesto a los servicios o cualquier otro similar pre de tiempo en tiempo sea impuesto en cualquier jurisdiction (incluyendo el Impuesto al Valor Agregado) . Condoles de Verification : significan los controles llevados a cabo con la finalidad de verificar la edad, identidad y location de un Jugador potential, de conformidad con las Leyes aplicables, incluyendo para conocer si dicho Jugador este excluido de jugar en el Sitio Web (incluyendo a ftaves de autoexclusion) . Apuestas : significa las apuestas hechas por los Jugadores en el Sitio Web en productos de apuestas deportivas o casino, segue corresponda . Sitio Web : significa el dominio www . vale . mx o www . simba . rnx o cualquier otro que las Panes acuerden mismo que llevaral la Marca, y a traves del cual se ofrece la Oferta Mexicana de Juego en Linea . 1 . 2 . En este Contrato, except() cuando el contexto requiera lo contrario, (i) las palabras que denotan el singular incluyen el plural y viceversa ; (ii) las palabras que denotan cualquier genera incluyen todos los demos generos ; y cualquier referencia a "personas" include individuos, entidades corporativas, comparilas, asociaciones, asociaciones no constituidas en sociedad, personas, fideicornisos y todas las dernis entidades legales . 1 . 3 . Cualquier referencia a un estatuto, disposition legal o legislation subordinada se interpretare como una referenda a ese estatuto, disposiciOn legal o legislation subordinada enmendada, modificada, consolidada, promulgada o reemplazada y en vigencia ; ya sea antes 0 , despues de la fecha de este Contrato .

10

Online Gaming Management and Consulting Services Agreement. 1 . 4 . The title headings of the Articles of this Agreement are solely for the sake of convenience and shall bear no weight in the Agreement's interpretation . 1 . 5 . The recitals, schedules, appendices, annexes and exhibits hereto form an integral part of this Agreement . 1 . 6 . Any reference to a clause, sub - clause, paragraph or schedule is to the relevant section, subsection, paragraph or schedule of this Agreement unless stated otherwise . Article 2: Appointment 2 . 1 . Permit Holder hereby appoints Manager, to be responsible for the provision to Permit Holder of consulting and management services related to the Mexican e - Gaming Offering under the terms and conditions set out herein, and Manager hereby accepts such appointment . 2 . 2 . The Parties acknowledge and agree that the Go - Live will be subject to the obtention by the Permit Holder of an official resolution from SEGOB approving the betting mechanics of the Website, in terms of article 85 of the Gaming Regulations (the "Mechanics Approval"), or otherwise an official resolution authorizing or acknowledging the operation of the Website by the Permit Holder . 2.3. The Parties hereby acknowledge and agree that: a. This Agreement does not constitute and shall not be deemed as an assignment by Permit Holder of the Permit (or any of the rights contained therein) . b. The Manager is only entitled to perform the services and activities as expressly provided in this Agreement and shall not be deemed as a regulated operator in terms of the Gaining Regulations . Article 3: Mexican e - Gaming Offering 3 . 1 . As part of the services to be provided by Manager to Permit Holder under this Agreement, Manager shall host, 1 . 4 . Los &tilos de las clalusulas de este Contrato son Unicamente por conveniencia y no tendran valor en la interpretaciOn del Contrato . 1 . 5 . Los considerandos, apendices y anexos al rnismo forman pane integral de este Contrato . 1 . 6 . Cualquier referencia a una cliusula, sub - clausula, parrafo o anexo se refiere a la section, subsection, pittafo o anexo pertinente de este Contrato, a menos que se indique lo contrario . Articulo 2: Designation 2 . 1 . En virtud del presente, la Permisionaria designa a la Administradora como responsable de proporcionar a la Permisionaria servicios de administration y consultoria relativos a la Oferta Mexicana de Juego en Linea a la Permisionaria, bajo los terminos y conditions establecidos en este documento, y la Administradora acepta esta designation . 2 . 2 . Las Panes reconocen y aceptan que la Fecha de Lanzamiento estari sujeta a que la Permisionaria reciba de parte de SEGOB un documento oficial mediante el cual dicho organ regulador apruebe la mecanica de captacion de apuestas del Sitio Web, en terminos del articulo 85 del Reglamento de la Ley de Juegos(la "Aprobacion de la Mecinica") ; o, de cualquier otra forma, un documento oficial en el que se tenga por autorizada o se tome conocirniento de la operation del Sitio Web a la Permisionaria . 2.3. Las Panes en este reconocen y acuerdan que: a. Este Contrato no constituye ni debe ser considerado como una cesiOn del Permiso (o de cualesquiera de los derechos consagrados en el mismo) a favor de la Administradora . b. La Administradora Unicamente estara facultada para ejecutar los servicios y actividades expresamente descritas en el Contrato, y no se considerara como un operador para los efectos previstos en el Reglamento de la Ley de Juegos . Articulo 3: Oferta Mexicana de Juego en Linea 3 . 1 . Como parte de los servicios a ser provistos poi la Adrninistradora a la Permisionaria conforme al,ROntrato,

11

Online Gaming Management and Consulting Services Agreement. manage, promote and support, the Mexican e - Gaming Offering in the Territory, which shall comply at all times with the applicable Laws . Permit Holder shall, in turn, assume certain responsibilities before SEGOB, as specified in this Agreement and/or as required by applicable Law in order for Manager to offer the Mexican e - Gaming Offering under the Permit in the Territory 3 . 2 . The Parties agree that the Mexican e - Gaming Offering will be made available in the Territory through the Website, which will host online sports betting and casino games . The products to be made available on the Website shall at all times adhere to the scope and limitations of the Permit and the applicable Laws . 3 . 3 . Manager shall be entitled to use third - party suppliers, contractors or subcontractors to perform its obligations under this Agreement including, without limitation, its Affiliates and the Software Providers ; provided that Manager shall remain primarily liable under all applicable provisions of this Agreement and provided further that any such third - party suppliers, contractors or subcontractors shall obtain and retain all required licenses, permits and/or approvals required under applicable Law . 3 . 4 . The Mexican e - Gaming Offering shall be branded with the Brand and the use of any other brand other than the Brand shall require the prior, written consent of Manager . All communications to Players will include the Brand . 3 . 5 . The Parties agree that they will take all reasonable measures and use their best efforts to achieve the Go - Live within three (3) months as of the execution date of this Agreement . However, under no circumstances Go - Live shall occur after February 28 , 2021 . This term may be extended provided there is a written agreement between the Parties in such terms . Nevertheless, under no circumstance will the Go - Live take place without the prior obtention of the Mechanics Approval or otherwise an analogous official document, as provided in Article 2 . 2 hereof . Article 4: Manager's obligations la Administradora debeth albergar, administrar, promover y apoyar la Oferta Mexicana de Juego en Linea en el Territorio, siempre en apego a la Ley aplicable . Por su parte, la Permisionaria asumith ciertas responsabilidades frente a SEGOB, segtan se especifica en este Contrato y/o segan lo requiera la Ley aplicable, a efecto de que la Administradora pueda ofrecer la Oferta Mexicana de Juego en Linea . 3 . 2 . Las Partes acuerdan que la Oferta Mexicana de Juego en Linea se ofreceri en el Territorio a traves del Sitio Web, el cual albergara productos de apuestas deportivas y juegos de casino . La oferta de productos dentro del Sitio Web debera apegarse en todo momento a los alcances del Permiso y de la Ley aplicable . 3 . 3 . La Administradora podra utilizar proveedores, contratistas o subcontratistas para dar cumplimiento a sus obligaciones conforme a este Contrato ; incluyendo, sin lirnitaciOn, sus Aftliadas y los Proveedores de Software ; en el entendido que la Administradora sera la principal responsable de conformidad con las dispositions de este Contrato, y en el entendido asimismo que cualquier proveedor, contratista o subcontratista debera obtener y mantener cualquier licencia, permiso y/o autorizacidn requerida en terminos de la Ley aplicable . 3 . 4 . La Oferta Mexicana de Juego en Linea se identificara con la Marca, y el use de cualquier otra marca requerira el consentimiento previo y por escrito de la Administradora . Todas las comunicaciones a los Jugadores incluirin la Marca . 3 . 5 . Las Partes acuerdan que adoptaran todas las medidas razonables y emplearen sus mejores esfuerzos para que la Fecha de Lanzamiento ocurra a mas tardar dentro de los tres (3) meses siguientes a la firma de este Contrato . No obstante, en ninguna circunstancia la Fecha de Lanzamiento ocurrith despues del 28 de febrero de 2021 . Este plazo podra ser prorrogado siempre que medie acuerdo escrito entre las Partes . No obstante, en conexiOn con lo dispuesto en el Articulo 2 . 2 , en ninguna circunstancia el Sitio • Web sera lanzado sin que previamente se haya obtenido la Aprobacidn de la Mecanica o el documento Oficial analog ° en terminos de la citada disposition . Articulo 4: Obligaciones de la Aclministradom

12

Online Gaming Management and Consulting Services Agreement. In supporting the Mexican e - Gaming Offering, Manager shall : 4 . 1 . Subject to any limitations imposed by applicable Laws and the Permit, and except as specifically set forth in this Agreement, Manager shall host, manage, promote and support all aspects of the Mexican e - Gaming Offering, at Manager's sole cost and expense, including, without limitation : a. the development, management, maintenance, enhancing and updating of the Platform ; b. providing and maintaining the Website ; c. determining the components, features and functionality associated with the Mexican e - Gaming Offering ; d. marketing and promotion of the Mexican e - Gaming Offering ; e. guarantee the Platform's ability to collect (by itself or through third party suppliers) deposits from the Players, as well as to pay Prizes and reimbursements to such Players, as applicable ; f. guarantee the Platform's security, including the Player's personal data ; g. perform day - to - day management of the Player network (including Player's accounts), including Verification Checks, fraud and collusion monitoring and control ; h. management of Bonuses, loyalty programs and Player - Related Costs ; i. customer service functions, including provision of support to Permit Holder for the resolution of any Player disputes . Notwithstanding the fact that Permit Holder shall have final liability vis - a - the customer (as furtherly elaborated in Article 5 . 3 , Manager will provide, or cause a third party to provide, customer service for the Mexican e - Gaming Offering, which customer service shall be provided in accordance with applicable Law, La Administradora tendra a su cargo las siguientes responsabilidades : 4 . 1 . Sujeto a las limitations impuestas en la Ley aplicable y el Permiso, y exceptuando cuando en este Contrato se prevea especificamente otra cosa, la Administradora debera albergar, manejar, promover y sustentar todos los aspectos relacionados con la Oferta Mexicana de Juego en Linea, a su exclusivo costo ; incluyendo, pero sin lirnitarse a : a. el desarrollo, administration, mantenimiento, mejora y actualizacidn de la Plataforma ; b. proveer y mantener el Sitio Web ; c. determinar los componentes, caracterisiicas y funcionalidad asociada con la Oferta Mexicana de Juego en Linea ; d. mercadotecnia y promociOn de la Oferta Mexicana de Juego en Linea ; e. garantizar la capacidad de la Plataforma para recibir depdsitos (ya sea pox si misma o a traves de proveedores terceros) de los Jugadores, asi como efectuar pagos y devoluciones a dichos Jugadores, segian corresponda ; f. garantizar la seguridad la Plataforma, incluyendo de los datos personales de los Jugadores ; g. efectuar la administration del dia a dia de la red de Jugadores (incluyendo las cuentas de Jugadores), incluyendo Controles de Verification, controles y monitoreo de fraudes y colusidn ; h. administracion de Bonos, programas de fidelidad y Costos Asociados con el Jugador ; i. funciones de servicio al cliente, incluyendo brindar apoyo a la Permisionaria para la resolution de cualquier disputa con Jugadores . Sin perjuicio del hecho de que la Permisionaria tendra siempre responsabilidad final frente a los clientes (segqn se abunda en el Articulo 5 . 3 , la Administradora proveera, o se asegurara que unit tercera persona provea servicio al cliente i iiira la Oferta Mexicana de Juego en Line, i er cual sera

13

Online Gaming Management and Consulting Services Agreement.

industry standards and practices and consistent with Manager's past-practice. All communications with the Players shall appoint the Permit Holder as responsible, even if such communications are labelled with the Brand.	brindado de conformidad con la Ley aplicable, estandares y practicas de la industria y consistente con las practicas pasadas de la Administradora. Todas las comunicaciones con los Jugadores, aun cuando se etiqueten con la Marca, designarin como responsable a la Permisionaria.
4.2. Manager shall be responsible for all marketing associated with the Mexican e-Gaming Offering, which shall be conducted in reasonable consultation with Permit Holder and in adherence to applicable Laws (including for the avoidance of doubt, the Gaming Regulations). All such marketing costs shall be borne solely by Manager and shall not be included in the calculation of Gross Gaming Revenue (except for avoidance of doubt, Bonuses). Manager shall be responsible for ensuring that all marketing complies with all Applicable Laws	4.2. La Administradora sera responsable por toda la mercadotecnia asociada con la Oferta Mexicana de Juego en Linea, la cual se desa_rrollara siempre bajo razonable consulta con la Permisionaria y en apego a las Leyes aplicables (incluyendo el Reglamento de Juego). Todos los costos de mercadotecnia seran asumidos exclusivamente por la Administradora y no deberan incluirse en el cilculo de los Ingresos Brutos de Juego (excepto, para ausencia de duda, los Banos). La Administradora sera responsable de asegurarse que la mercadotecnia cumpla con las Leyes aplicables.
4.3. To ensure compliance of the Mexican e-Gaming Offering with applicable Laws, Manager shall:	4.3. Para asegurar el cumplimiento de la Oferta Mexicana de Juego en Linea con las Leyes aplicables, la Administradora debera:
a. provide Permit Holder with all information relating to the Mexican e-Gaming Offering required for Permit Holder to timely file all Reports, as furtherly elaborated in Article 5.	a. proporcionar a la Permisionaria la information relacionada con la Oferta Mexicana de Juego en Linea que sea necesaria para que la Permisionaria presente en tiempo todos los Reportes, segun se detalla mis adelante en el Articulo 5.
b. provide the information and documentation regarding the Website, required for the regulatory procedures set forth in section 2.2 of this Agreement;	b. proporcionar a la Permisionaria la information y documentaciOn respecto del Sitio Web para efecto de las tramitaciones regulatorias descritas en la section 2.2 de este Contrato;
c. registration of Players in full compliance with the provisions of the Mexican Privacy Act,	c. registro de Jugadores de conformidad con las disposiciones de la Ley de ProtecciOn de Datos;
d. guarantee the connectivity of the Platform with the IT systems of the PSA;	d. garantizar la conectividad de la Plataforma con los sistemas informaticos del PSA;
e. ensure that the Platform keeps a record on the daily transactions taking place at the Website;	e. asegurarse que la Plataforma mantenga un registro de las transactions diarias que se efectuen en el Sitio Web.
(±) in general, contribute with the Permit Holder for the promotion of the Mexican e-Gaming Offering and the operation of the Website by the latter, in full adherence to the applicable Laws and the Permit.	f. en general, contribuir con la Permisionaria para el ofrecimiento de la Oferta Mexicana de Juego en Linea y la operation del Sitio Web en pleno apego a las Leyes aplicables y a los tedniriogctel Permiso.

Online GamingManagement and Consulting S ervices Agreement.

Article 5: Permit Holder's obligations	**Articulo 5: Obligaciones de la Permisionaria:**
Permit Holder will perform and be responsible for the following tasks related to the Mexican e-Gaming Offering:	La Permisionaria realizara y seri responsable de las siguientes tareas relacionadas con la Oferta Mexicana de Juego en Linea:
5.1. <u>Permit and Gaming Approvals:</u>	5.1. <u>Permiso y Autorizaciones de Juego:</u>
a. Permit Holder shall maintain in full force the Permit to make available the Mexican e-Gaming Offering.	a. La Permisionaria deberi mantener en plena vigencia el Permiso para hater disponible la Oferta Mexicana de Juego en Linea.
b. Subject to Manager's own obligations in this regard, Permit Holder shall file and perform all necessary formalities and procedures required before SEGOB, pursuant to article 85 of the Gaming Regulations in order to obtain the Mechanics Approval. To accomplish the afore, Manager shall contribute by providing all the necessary information and documentation pertaining to the Mexican e-Gaming Offering (including the Website and/or the Platform).	b. Sujeto a las obligaciones de la Administradora al respecto, la Permisionaria deberi llevar a cabo todas las formalidades y =mites necesarios ante SEGOB, en terminos del articulo 85 del Reglamento de Juegos, a efecto de obtener la Aprobacidn de la Mecinica. Para lograr esto, la Administradora contribuira proveyendo toda la informacidn y documentaciOn necesaria respecto de la Oferta Mexicana de Juego en Linea (incluyendo del Sitio Web y/o la Plataforma).
c. Permit Holder shall obtain and maintain throughout the Term any and all regulatory approvals, licenses and consents required under any applicable Law (including the Permit) to operate the Website, including without limitation —and subject to Manager's own obligations in this regard— the Mechanics Approval, and will fulfil all of its obligations as a holder of a Permit under applicable Law (hereafter, the **"Gaming Approvals").**	c. La Permisionaria obtenciri y mantendri a lo largo de la Vigencia todas y cada una de las aprobaciones regulatorias, licencias y consentimientos requeridos por cualquier Ley aplicable (incluyendo el Permiso) para ()pear el Sitio Web; incluyendo pero sin limitarse a —y sujeto a las propias obligaciones de la Administradora en este sentido— la Aprobacidn de la Mecinica, y cumpliri con todas sus obligaciones como Permisionaria en terminos de la Ley aplicable (en lo sucesivo, las **"Autorizaciones de Juego").**
d. During the Term, Permit Holder shall, at Permit Holder's sole cost and expense: (i) use its commercially reasonable efforts to maintain and preserve all of its Gaming Approvals, including the Permit and Cu) at all times ensure compliance with all applicable Law relating to online gaming activities so as to maintain Gaming Approvals.	d. Durante la Vigencia, la Permisionaria deberi, a su costa: (i) utilizar sus esfuerzos comercialmente razonables para preservar todas sus Autorizaciones de Juego, incluyendo el Permiso, y (ii) asegurar en todo momento el cumplimiento de todas las Leyes aplicables relacionadas con actividades de juego en Linea, a modo de preservar las Autorizaciones de Juego.
5.2. <u>Mexico Gaming Taxes and Reports:</u>	5.2. <u>Impuestos al Juego y Reportes:</u>
(a) Permit Holder shall bear sole and full responsibility for the full and timely remittance of all Mexico Gaming Taxes payable in	(a) la Permisionaria asumira exclusiva y completa responsabilidad por la total y puntual remisieride los Impuestos al Juego pagaderos en relaciem con

Online Gaming Management and Consulting Services Agreement.

connection with the Mexican e-Gaming Offering. To this effect, Manager shall make available to Permit Holder all necessary information pertaining to the Mexican e-Gaming Offering (including, but not limited to, financial and accounting data), in order for Permit Holder to calculate and pay the Mexico Gaming Taxes on a precise and timely basis.	la Oferta Mexicana de Juego en Linea. Al respecto, la Administradora debera proporcionar a la Permisionaria toda la information necesaria respecto de la Oferta Mexicana de Juego en Linea (incluyendo, pero sin limitarse information financiera y contable), a efecto de permitir a la Permisionaria el calculo y pago de los Impuestos al Juego.
b. Permit Holder shall be responsible of filing before the Authorities all Reports; including, but not limited to, Tax Reports and those required under the Gaming Regulations and the Anti-Money Laundering Legislation. The foregoing, provided that Manager shall furnish Permit Holder with (or otherwise give Permit Holder access to) all necessary information pertaining to the Mexican e-Gaming Offering for the drafting by Permit Holder of such Reports.	b. La Permisionaria sera responsable de remitir alas Autoridades todos los Reportes, incluyendo pero sin limitarse a, Reportes de Impuestos y aquellos requeridos bajo el Reglamento de Juego y la Legislation Anti-Lavado. Lo anterior, en el entendido que la Administradora debera proporcionar a la Permisionaria (o de otro modo brindarle acceso a) toda la infon'naciOn necesaria relacionada con la Oferta Mexicana de Juego en Linea para la elaboraciOn de dichos Reportes.
a. To comply with Annex 17 (D) of the current Miscellaneous Tax Resolution, the transactions that take place on the Website shall be reported to a Betting Central System. To this effect, Permit Holder shall engage a PSA to feed the Mexican Tax Authority with data on the transactions taking place on the Website, while Manager shall ensure the connectivity of the Platform with the IT systems of the PSA.	a. Para cumplir con el Anexo 17(D) de la Resolution I\ fiscelinea Fiscal, las transacciones que ocurran en el Sitio Web deberan reportarse a un Sistema Central de Apuestas. En tal sentido, la Permisionaria debera contratar un PSA para alimentar a la Autoridad Fiscal mexicana con la information sobre las transacciones que tienen lugar en el Sitio Web, mientras que la Administradora debera garantizar la conectividad de la Plataforma con el PSA.
5.3. <u>Final liability vis-a-vis the Players:</u>	5.3. <u>Responsabilidad final frente a los Jugadores:</u>
Without prejudice of Manager's obligations in this regard (as provided in this Agreement) Permit Holder shall bear final liability vis-a-vis the Players, in terms of and as provided by the Permit; provided, however, that Manager shall bear all costs related to this obligation, including by providing the required amounts to Permit Holder when such provision becomes necessary to comply with this obligation.	Sin perjuicio de las obligaciones de la Administradora al respecto (segun se establece en este Contrato), la Permisionaria debera asumir la responsabilidad frente a los Jugadores de conformidad con y en apego al Permiso, en el entendido, sin embargo, que la Administradora asumira todos los costos relacionados con esta obligaciOn, incluyendo la provision a la Permisionaria de los montos requeridos cuando dicha provision sea necesaria para cumplir con esta obligaciOn.
5.4. <u>Final liability vis-a-vis the authorities (including SEGOB):</u>	5.4. <u>Responsabilidad final frente alas autoridades (incluida la SEGOB):</u>
SEGOB, as well as any other Mexican Authority, may contact Permit Holder directly with regard to the Mexican e-Gaming Offering. Notwithstanding anything to the contrary in this Agreement, should any change to this	SEGOB, al igual que cualquier otra autoridad mexicana, puede contactar a la Permisionaria directamente con, respecto a la Oferta Mexicana de Juego en Linea. Sin <u>perjuicio de cualquier disposition en contrssio,de este</u>

Online Gaming Management and Consulting Services Agreement. Agreement or its execution be requested by any Authority or required pursuant to any applicable Law, the Parties will discuss these changes in good faith and work together to agree and implement such changes as are needed to ensure such compliance . Notwithstanding the foregoing, Permit Holder shall exclusively conduct all interactions with Mexican Authorities (including SEGOB) and bear final liability vis - a - vis such Authorities . 5 . 5 . Bank accounts : Permit Holder shall be responsible for the setup and maintenance of twos bank accounts in Mexico, as furtherly elaborated in Article 6 . 5 . 6 Deposits at the Permit Holder's casinos : Permit Holder will use its best efforts to find a way with Manager for Players to be able to conduct in - person deposit of Player Funds to their Player account at the land - based casinos operated by Permit Holder in the Territory . 5 . 7 PSA . Permit Holder shall provide at its own cost the PSA company to comply with Mexican Tax law and regulations . Article 6: Bank accounts 6 . 1 . Permit Holder shall, prior to the Go - Live, set up and maintain a bank account in accordance with applicable Law for the Player Funds (the 'Player Bank Accounf') . In order to ensure proper operation of the Player Bank Account, the Permit Holder will carry out all the necessary procedures with the bank to grant the Manager the necessary permits for the account management . To this regard, Manager shall be responsible of the initial funding (if needed) of the Player Bank Account and shall ensure the balance in the Player Account, at all times, satisfies the requirements under applicable Law . 6 . 2 . Unless otherwise required by Law, and given that Manager shall be responsible of paying the Prizes and in general of managing the Player Funds, the Player Bank Account shall be managed and maintained by Manager and the Parties acknowledge that the Player Funds are the property of the Players and shall be held on behalf of the Players in accordance with applicable Law for the Players' benefit until such time that any amount becomes Gross Contrato, si las autoridades solicitaren alguna modificaciOn a este Contrato, conforme o no a tin nuevo marco legal, las Partes discutirin estos cambios de buena fe y trabajaran juntos para acordar e implementor dichos cambios en la forma necesaria para garantizar dicho cumplimiento . No obstante lo anterior, la Permisionaria conduciri de forma exclusiva todas las interactions con las Autoridades Mexicanas (incluyendo SEGOB) y tendril responsabilidad final frente a dichas Autoridades . 5 . 5 . Cuentas bancarias : la Permisionaria sera responsable de abrir y mantener dos cuentas bancarias en Mexico, en terminos del Articulo 6 . 5 . 6 . Depdsitos presenciales en los Casinos de la Permisionaria : la Permisionaria empleara sus mejores esfuerzos para, en conjunto con la Administradora, proveer a los Jugadores la posibilidad de realizar depositos de Fondos del Jugador a sus cuentas de Jugador directamente en los casinos que opera la Permisionaria en el Territorio . 5 . 7 . La Permisionaria proveera, a su costo, la empresa que fungira como PSA pan . cumplir con la Ley de Impuestos mexicana . Articulo 6: Cuentas bancarias 6 . 1 . La Permisionaria, previo a la Fecha de Lanzamiento, abrira y mantendri una cuenta bancaria destinada los Fondos del Jugador (la "Cuenta Bancaria de Fondos del Jugador") . A efecto de asegurar tin correcto funcionamiento de la Cuenta Bancaria de Fondos del Jugador, La Permisionaria realizara todos los trimites necesarios ante el banco de que se trate pars otorgar a la Administradora los permisos necesarios para su gestidn . La Administradora sera responsable del fondeo initial (en caso de set necesario) de la Cuenta Bancaria de Fondos del Jugador y se asegurara que el saldo en dicha cuenta satisfaga en todo momenta los requerimientos de la Ley aplicable . 6 . 2 . A menos que la Ley aplicable requiera otra cosa, y considerando que la Administradora sera responsable de pagar los Premios ; y, en general, de administrar los Fondos del Jugador, la Cuenta Bancaria de Fondos del Jugador sera administrada y x - nantenida pox la Administradora, y las Panes reconocen que los Fondos del Jugador sop propiedad del Jugador y serin resguardados a nombre'rie los Jugadores en terminos de la Ley aplicable pan .

17

On&ne Gaming Management and Consulting Set-vices Agreement.

Gaming Revenue or are permitted to be withdrawn under applicable Law for any other reason.	beneficio de los Jugadores, hasta que cualquier motto se cantata en Ingresos Brutos de Juego o hasta que se permita su retiro por cualquier otro motivo en terminos de la Ley aplicable.
6.3. The Parties agree that the funds held in the Player Bank Account shall be used solely for the administration of Player Funds. Permit Holder shall not comingle such Player Funds with other funds (of Permit Holder or any third party) and shall not make any use of the Player Funds other than as allowed under the Permit for the Mexican e-Gaming Offering.	6.3. Las Panes acuerdan que los fondos resguardados en la Cuenta Bancaria del Jugador se utili7aria solamente para la administration de los Fondos del Jugador. La Permisionaria no mezclath los Fondos del Jugador con otros fondos (de la Permisionaria o cualquier tercera persona) y no utilinth los Fondos del Jugador de forma distinta a 7a permitida en el Permiso para la Oferta Mexicana de Juego en Linea.
6.4. Prior to the Go-Live, Permit Holder shall set-up and maintain, in accordance with applicable Law, a separate bank account for the purposes of depositing into such account all Gross Gaming Revenue (the **"Online Bank Account").** Notwithstanding the above, Manager shall have rights and control of the Online Bank Account in order to distribute between the Parties the Gross Gaming Revenue in terms of Article 10.	6.4. Previo a la Fecha de Lanzamiento, la Permisionaria abriri y mantendri una cuenta bancaria segregada para depositar en ella los Ingresos Brutos de Juego **("La Cuenta Bancaria Online").** Sin perjuicio de lo anterior, la Administradora tendra derechos y control sobre la Cuenta Bancaria Online a efecto de distribuir entre las Partes los Ingresos Brutoi de Juego en terminos del Articulo 10.
Article 7: Data Ownership	**Articulo 7: Propiedad de la Information**
7.1. To the extent permitted under applicable Law, Permit Holder agrees that, as between the Parties, any information related to the Players that is in a Manager-owned database as a result of the offering of the Mexican e-Gaming Offering (the **"Manager Database"),** will be owned by, and is the exclusive property of, Manager.	7.1. En la medida que la Ley aplicable lo permita, la Permisionaria acepta que, entre las Panes, cualquier information relacionada con los Jugadores que se encuentre en una base de datos propiedad de la Administradora como resultado de la Oferta Mexicana de Juego en Linea (la **"Base de Datos de la Administradora"),** sera propiedad exclusiva de la Administradora.
7.2. Manager agrees that, as between the Parties, any information related to players of the Permit Holder's land-based casinos, that is currently in Permit Holder's existing database (the **"Permit Holder Database")** or obtained by Permit Holder independent of the Mexican e-Gaming Offering, will be owned by, and is the exclusive property of Permit Holder.	7.2. La Administradora acuerda que, entre las Partes, cualquier informaciOn relacionada con los jugadores de los casinos fisicos de la Permisionaria, que se encuentre en la base de datos de la Permisionaria **("Base de Datos de la Permisionaria")** o que sea obtenida por la Permisionaria de forma independiente de la Oferta Mexicana de Juego en Linea, seri exclusiva propiedad de la Permisionaria.
7.3 To the extent required by applicable Law or otherwise a mandate from a competent Authority, Manager will provide player information related to the Players, including name, address, phone number, email address, date of birth and gaming activity information (collectively, the **"Customer Data"),** to Permit Holder as requested in writing by Permit Holder for which Manager will have a term of three Business Days from receipt of	7.3. En la medida que lo requiera la Ley aplicable o de otro modo por un mandato de Autoridad competente, la Administradora proveeri a la Permisionaria information relacionada con los Jugadores, incluyendo nombre, direction, telefono, correo electrinko, fecha de nacimiento e information sobre sus actividades de juegy (colectivamente, la **"InformaciOn del Cliente"),** Permisionaria lo solicite por escrito, para lo, dial La

Online Gaming Management and Consulting Semites Agreement.

the request letter. Permit Holder shall not transfer or disclose any Customer Data to any other Person: (a) without the prior written consent of Manager, (b) unless, and only to the extent, required by Law or a competent Authority, or (c) at the specific request and with the specific prior written consent of the applicable Player. For the avoidance of doubt, Permit Holder will not be granted access to Manager's network, database or systems but rather Manager will transmit such required Customer Data to Permit Holder electronically via a secure, password protected spreadsheet, or other safe and secure method as determined by Manager in its sole discretion; provided, however, the Customer Data must be received by Permit Holder in an unencrypted manner that allows Permit Holder to sort and review such Customer Data.	Administradora contara con un termino de tres Dias Habiles a partir de la reception del escrito de solicitud. La Permisionaria no podra transferir o revelar cualquier Information del Cliente a cualquier Persona: (a) sin el previo consentimiento escrito de la Administradora; (b) con exception, y solo en la medida requerida por la Ley aplicable o un mandato de Autoridad competente, o (c) ante la solicitud especifica y bajo el consentimiento expreso del Jugador de que se trate. Para ausencia de duda, la Permisionaria no tendra acceso a la Base de Datos de la Administradora o sus sistemas, sino que la Administradora le remitira la Info=acion del Cliente Requerida via electronica, a traves de una hoja de calculo protegida con contraserla u otro medio seguro determinado por la Administradora; en el entendido, sin embargo, que la Information del Cliente sera recibida por la Permisionaria de forma desencriptada, de tal manera que permita a la Permisionaria organizarla y revisarla.
7.4. All processing by the Parties of the Customer Data shall be conducted in accordance to the applicable Laws, including the Data Protection Act.	7.4. Todo procesamiento por las Partes de Information del Cliente, sera realizado de conformidad con la Ley aplicable, incluyendo la Ley de ProtecciOn de Datos Personales.
7.5. Upon the termination of this Agreement, Manager shall have the sole and exclusive right to use the Customer Data in any manner and in its sole discretion, always in observance of the Data Protection Act.	7.5. Ante la termination de este Contrato, la Administradora tendra el derecho exclusivo de utilizar la Information del Cliente a su discretion, siempre en apego a la Ley de Protection de Datos Personates.
Article 8: Compliance with Regulations	**Articulo 8: Cumplitaiento Regulatorio**
8.1. Manager shall at all times (v) comply with applicable Laws, including (but not limited to) the legal framework relating to online games of chance in Mexico and (ii) hold and maintain all licenses and authorizations required for the implementation of the Mexican e-Gaming Offering (except for those which are expressed to be the responsibility of Permit Holder).	8.1. La Administradora debera en todo momento (i) cumplir con las Leyes aplicables, incluyendo (pero no limitado) a) el marco legal relacionado con los juegos de azar en Linea en Mexico y (ii) poseer y mantener todas las licencias y autorizaciones requeridas para la implementation de la Oferta Mexicana de Juego en Linea (excepto aquellos que se expresan como responsabilidad de la Permisionaria).
8.2 Permit Holder shall comply with all conditions and achieve all the required legal formalities to ensure it maintains its Permit and that no other permit or approval is required for the purposes of the Mexican e-Gaming Offering.	8.2 La Permisionaria debera cumplir con todas las condiciones y todas las formalidades legates requeridas para garantizar el mantenimiento de su Permiso y cualquier otra licencia o aprobaciOn requerida a los efectos de la Oferta Mexicana de Juego en Linea.
8.3 If (v) either Party breaches one or more of its obligations under the Agreement; (ii) one or more of the representations made by each Party in this Agreement is proven false; and/or (iii) either Party incurs in a	8.3. En el supuesto que (i) cualquiera de las Panes incumpla con una o ma's de las obligations a su cargo, conforme a este Contrato; (ii) una o mas cleTa's Declaraciones de las Panes materia de este Contrato se

Online Gaming Management and Consulting Services Agreement.

Bankruptcy Event, or is otherwise merged with another entity, dissolved or liquidated; requests or accepts the appointment of a receiver or liquidator to take control of such Party or all its assets and liabilities (or a substantial portion thereon (the Party incurring in any of the listed scenarios shall be referred to as the **"Party in Default")**; then the other party will request from the Party in Default the curing of such breach or situation, within a term that shall not exceed twenty (20) calendar days after the corresponding notice. If the Party in Default does not cure its breach, then the other Party may terminate this Agreement immediately, by means of a simple written notice to the other party and without a judicial resolution in such terms.	pruebe falsa; y/o, (iii) cualquiera de las Pastes entre en un Evento de Bancarrota, se fusion con otra sociedad, disuelva o liquide, solicite o acepte la imposition de un sindico, administrador, liquidador o interventor, o tal fuere designado o tome posesion de dicha Parte o de la totalidad o una parte sustancial de sus activos y pasivos (a la parte que se ubique en cualquiera de los supuestos antes citados se le denominara como la **"Pane en Incumplitniento"),** la otra parte le solicitarl por escrito subsanar dicho incumplimiento o situation, en un plazo que no exceda de 20 (veinte) dias naturales siguientes a la notification respectiva. En caso de que la Parte en Incumplimiento no subsane el incumplimiento o situation respectiva, la otra pane podra rescindir el presente Contrato en forma inmediata, mediante simple notification por escrito a la otra pane y sin necesidad de resolution judicial.
8.4 The management of the Mexican e-Gaming Offering shall correspond to the Manager pursuant to this Agreement. Manager shall, at all times, comply with the guidelines and specifications instructed by the Permit Holder in connection with the smooth regulatory conduction of the Website, or as may be applicable under the applicable Law and/or the Permit.	8.4 La administration de la Oferta Mexicana de Juego en Linea estari a cargo de la Administradora, en los terminos previstos en este Contrato. En todo momento, la Administradora debera cumplir con los lineamientos y especificaciones tecnicas que le instruya la Permisionaria en relation exclusivamente con la sana conduction regulatoria del Sitio Web, o que sean aplicables conforme a la Ley aplicable y/o el Permiso.
Article 9: Intellectual Property Rights	**Articulo 9: Derechos de Propiedad Intelectual**
9.1. The Manager, as owner of the Manager Marks, Domain Name and Manager Materials, hereby grants to the Permit Holder a limited, non-transferable and non-exclusive license during the Term and only within the Territory to:	9.1. La Administradora, como titular de las Marcas de la Administradora, el Nombre de Dominio, y los Materiales de la Administradora, confiere en este acto a la Permisionaria una licencia limitada, intransferible y no exclusiva, durante la Vigencia y limitada al Territorio para efecto de:
a. use the Marks as may be required for the purpose of implementing the Mexican e-Gaming Offering under the Permit; and	a. usar las Marcas segrin sea requerido para efecto de implementar la Oferta Mexicana de Juego en Linea bajo el Permiso; y
b. use the Domain Name as may be required for the purpose of implementing the Mexican e-Gaming Offering.	b. usar el Nombre de Dominic, segan sea requerido para efecto de implementar la Oferta Mexicana de Juego en Linea.
c. use the Manager Materials as may be required for the purpose of implementing the Mexican e-Gaming Offering.	c. Usar los Materiales de la Administradora segan sea requerido para efecto de implementor la Oferta Mexicana de Juego en Linea.
(Hereafter, the **"License").**	(En lo sucesivo, la **"Licencia")**

Online Gaming Management and Consulting Services Agreement. 9 . 2 . Permit Holder shall only make use of the Manager Marks and Domain Name for the purposes authorized in this Agreement . No rights or licenses are conferred on the Permit Holder pursuant to this Agreement except those expressly set out in this Agreement . 9 . 3 . Permit Holder shall not (i) directly or indirectly assist any other Person to use any of the Manager Marks or the Domain Name, except as permitted under this Agreement (ii) do or omit to do anything to diminish the rights of Manager or its Affiliates in any of the Manager Marks or the Manager Domain Name ; (I) impair any applications or registrations of any of the Manager Marks or the Domain Name or (iv) reduce the value of any of the Manager Marks or the Domain Name . 9 . 4 . Manager and/or its Affiliate shall ensure that the bearing of any Manager Marks and the Domain Name on the Website (or on any content relating to the Website), is in compliance with all applicable Laws and does not violate any third - party rights (including Intellectual Property Rights), including but not limited to, the registration procedure of all the Manager Marks and Domain Name in the Territory, which shall be the exclusive responsibility of Manager or its Affiliate . 9 . 5 . Manager and/or its Affiliates shall ensure that any marketing materials (i . e . , advertising) to be implemented in the Territory in connection with the Mexican e - Gaming Offering, comply with all applicable Laws and do not violate any third - party rights (including Intellectual Property Rights) . 9 . 6 . Manager shall notify Permit Holder of any changes or amendments made to any of the Manager Marks from time to time during the Term, and within fifteen (15) Business Days of receipt of such notice, Permit Holder shall ensure that all its use of any Manager Marks complies with any such substantial changes or substantial amendments as notified . 9.7. Manager warrants and covenants that: (a) it is the sole, exclusive and lawful owner or authorized licensee of all rights in and to the Manager Materials (including the Manager Marks and the Domain Name) and has the right to 9 . 2 . La Permisionaria solo hara uso de las Marcas y el Nombre de Domini ° para los propOsitos aqui autorizados . Ningan otro derecho o licencia se entenderi por conferido a la Permisionaria conforme a este Contrato, excepto por aquellos expresamente otorgados . 9 . 3 . La Permisionaria (i) no asistira, directa o indirectamente, a ninguria Persona para usar las Marcas de la Administradora o el Nombre de Dominio, excepto segurii sea permitido por este Contrato ; (ii) no actuary u omitira actuar de forma que los derechos de la Administradora o sus Aftliados sobre las Marcas de la Administradora o el Nombre de Domini ° se vean disminuidos ; ( 9 li) no obstactilizari las solicitudes de registro o los registros de las Marcas de la Administradora o el Nombre de Dominic, ni (iv) reduciri el valor de las Marcas de la Administradora o el Nombre de Domini ° . 9 . 4 . La Administradora y/o sus Afiliados se aseguraran de que la inclusion de las Marcas de la Administradora y el Nombre de Dominic, en el Sitio Web (o en cualquier contenido relacionado con el Sitio Web), cumplan con todas las Leyes aplicables y no violen derechos de terceros (incluyendo Derechos de Propiedad Intelectual), incluyendo, pero sin limitarse a, el proceso de registro de las Marcas de la Administradora y el Nombre de Dominic) en el Territorio, cuestiones que seran la sola responsabilidad de la Administradora o sus afiliados . 9 . 5 . La Administradora y/o sus Afiliados se aseguraran de que cualquier material de mercadotecnia (ejemplo, publicidad) a sex desplegado en el Territorio en conexiOn con la Oferta Mexicana de Juego en Linea, cumpla con todas las Leyes aplicables y no viole derechos de terceros (incluyendo Derechos de Propiedad Intelectual) . 9 . 6 . La Administradora notificara a la Permisionaria de cualquier cambio o enmienda hecho a las Marcas de la Administradora durante la Vigencia, y denim de los quince (15) Dias Habiles siguientes a la fecha de recepciOn de dicha notification, la Permisionaria se asegurara que su uso de las Marcas de la Administradora cumpla con dichos cambios o enmiendas notificadas . 9.7. La Administradora garantiza y declara que: (a) Es la Unica, exclusiva y legitima propietaria o licenciataria autorizada de todos los derechos, respecto de los Materiales de la Administradora (incluyendo las Marcas de la Administradora y el

21

Online Gaming Management and Consulting S entices Agreement. grant such rights to Permit Holder in terms of this Agreement ; b. such Manager Materials (including the Manager Marks and the Domain Name) are free and clear of any and all liens, encumbrances, licenses or other restrictions or limitations ; a. it has the ability to use and license the rights set forth above in letter (a) above, without violating the rights of any third party or breaching any agreement to which Manager or its Affiliates is a party ; b. it will take all action necessary, or as reasonably requested by Permit Holder, to maintain and protect its rights, title, and interests in and to the Manager Materials (including the Manager Marks and the Domain Name), including without limitation, filing and maintaining all applications and registrations in Mexico and all other applicable jurisdictions, and paying any duties or fees associated therewith, at Manager's sole expense ; c. there are no threats, actions, suits, legal proceedings or formal investigations pending, or, to the knowledge of Manager, threatened, against or affecting Manager before any Authority which might adversely affect or impair the ability of Manager to grant the rights granted herein or otherwise perform its obligations under this Agreement ; d. there are no pending or existing adverse orders, judgments, legal proceedings or actions, formal investigations, claims or agreements, and no restrictions, liens or encumbrances against Manager regarding or relating to the Manager Materials (including the Manager Marks and the Domain Name) ; e. the use of the Manager Materials (including the Manager Marks and the Domain Name) will not Nombre de Dominio) y tiene la facultad para conferir dichos derechos a la Pernisionaria en terminos de este Contrato ; b. los Materiales de la Administradora (incluyendo las Marcas de la Administradora y el Nombre de Dominio) estin libres de cualquier gravamen, embargo, licencia o cualquier otra restriccidn o limitation ; a. tiene la facultad para usar y licenciar los derechos senalados en el inciso (a) anterior, sin violas los derechos de terceras personas o incumplir cualquier contrato del que la Administradora o sus Afiliados sean parte ; b. tomari las acciones necesarias, o segun se lo solicite la Permisionaria, para mantener y proteger sus derechos, titulo e intereses sobre los Materiales de la Administradora (induyendo las Marcas de la Administradora y el Nombre de Dominio), incluyendo pero sin limitarse a, presentar y mantener todas las solicitudes y registros en Mexico y jurisdicciones aplicable, asi como pagar cualquier tarifa asociada con los mismos, a costa exclusiva de la Administradora . c. no hay amenazas, acciones, demandas, procedimientos legales o investigaciones formales pendientes o amenazadas, en contra de o que afecten a la Administradora, ante cualquier Autoridad, que pudieran afectar adversamente o inhibir el derecho de la Administradora para conferir los derechos que aqui se confierenh o que de otro modo inhiban la capacidad de la Administradora para dar cumplimiento a sus obligaciones conforme a este Contrato ; (f) no hay drdenes, juicios, procedimientos legales o acciones, investigaciones formales, reclamaciones o acuerdos, restrictions o gratenes, existentes o pendientes, en contra de la Administradora respecto o en relation con los Materiales de la Administradora (incluyendo las Marcas de la Administradora y el Nombre de Dominic) ; (g) el use de los Materiales de la Adallnistradoca (incluyendo las Marcas de la Administradora y el

22

Online Gaming Management and Consulting Services Agreement.

infringe or misappropriate any Intellectual Property Rights of any third party whatsoever;	Nombre de Dominio) no infringira ningun DPR de ninguna tercera persona;
the Manager Materials (including the Manager Marks and the Domain Name) are valid and in full force and effect;	(h) los Materiales de la Administradora (incluyendo las Marcas de la Administradora y el Nombre de Dominio) son validas y se encuentran en plena vigencia;
the Manager Materials (including the Manager Marks and the Domain Name) are not subject to, or likely to be subject to amendment, challenge or removal;	los Materiales de la Administradora (incluyendo las Marcas de la Administradora y el Nombre de Dorrxinio) no se encuentran sujetos a, ni es probable sue se encuentren sujetos a, enmiendas, impugnaciones o remotions;
it has not granted, assigned or licensed to any third-party the rights or permission to use the Manager Materials (including the Manager Marks and the Domain Name) within the Territory, nor is it under an obligation to do so;	() no ha conferido, cedido o licenciado a ninguna tercera persona los derechos o la autorizacidn para usar los Materiales de la Administradora (incluyendo las Marcas de la Administradora y el Nombre de Dominio) en el Territorio, ni tiene la obligaciOn de hacerlo;
(k) it will immediately (but, in any event, within seven (7) Business Days as of the relevant claim) notify Permit Holder of any third-party claim and/or procedure related to any of the Manager Materials (including the Manager Marks and the Domain Name) in order for Permit Holder to cease the use thereof; and	(k) notificari inmediatamente (pero, en todo caso, dentro de los siete (7) Dias Hibiles siguientes a la reclamacidn de que se trate) a la Permisionaria de cualquier reclamacidn de terceros y/o de cualquier procedimiento relacionado con los Materiales de la Administradora (incluyendo las Marcas de la Administradora y el Nombre de Dominio) para permitir a la Permisionaria el cese en su uso;
it has filed or will titled before Go-Live (1) trademark applications for the Manager Marks with the Mexican Institute of Industrial Property (in Spanish, *Institute Mexican de la Propiedad Industrial*), to protect the Manager Marks, and (a) applications at the competent Authorities to protect the rights and register the Manager Materials in the Territory. The information and details of such applications are described and listed in <u>Schedule 1</u>, of this Agreement.	(') ha presentado o presentara previo a la Fecha de Lanzamiento (i) solicitudes de registro para las Marcas de la Administradora ante el Instituto Mexicana de la Propiedad Industrial, para proteger las Marcas de la Administradora, y (n) solicitudes ante las Autoridades competentes para proteger y registrar los Materiales de la Administradora en el Territorio. La informacidn y detalles de dichas solicitudes se describen en el <u>Anexo 1</u> de este Contrato.
9.8. The Parties acknowledge that Manager, its Affiliates and/or its licensors shall at all times remain the sole owner(s) of all Intellectual Property Rights (whether in existence now or arising at any time in the future) in and to the Manager Materials.	9.8. Las Parses reconocen que la Administradora, sus Afiliadas y/o sus licenciantes seran en todo momenta los Unicos propietarios de todos los Derechos de Propiedad Intelectual (existentes o que surjan en el futuro) sobre los Materiales de la Administradora.
9.9. Neither Party will do or fail to do anything whereby the validity, enforceability or ownership of the	9.9. Ninguna de las Pastes hara ningan acto o incur en <u>omisiOn que impida la validez, aplicabilidad 9.plopiedad</u>

Online Gaming Management and Consulting Services Agreement. other Party's Intellectual Property Rights or their reputation is likely to be prejudiced, nor will either Party use any mark or sign that is similar to the other Party's Intellectual Property Rights in relation to any services other as those relating to this Agreement. 9 . 10 . After termination of this Agreement, for whatever reason, the Intellectual Property Rights granted by one Party to the other Party in the Agreement will no longer be considered to be at the disposal of the other Party and the other Party shall immediately cease any use of the first Party's trademarks or other Intellectual Property Rights and shall promptly return to the first Party any materials, domain names, or other products containing or bearing the first Party's trademarks to that first Party . Article 10: Consideration and Taxes 10 . 1 . In consideration of the Manager's ongoing due and proper performance of its obligations and contributions under this Agreement, Manager shall be entitled to receive 60% (sixty percent) of the monthly Gross Gaming Revenue throughout the Term (the "Manager's Consideration") . Manager may unilaterally assign its right its right to the Manager's Consideration to a third party under its Control and shall only give Permit Holder ten calendar day notice of such assignment . 10 . 2 . The remaining percentage ; that is, 40% (forty percent) of the Gross Gaming Revenue shall correspond to the Permit Holder (the "Permit Holder's Participation"), to be retained by the Permit Holder from the Online Bank Account pursuant to the following terms : a. 40 % percent for the first three months as of Go - Live . b. 40 % percent from months four to six as of Go - Live, with a guaranteed participation of USD $ 10 , 000 per month . If in any month within this 3 - month period, the 40 % of Gross Gaming Revenue turns out to be lower than the guaranteed participation effectively received or retained by Permit Holder under this Article 10 . 2 (6), then Manager shall be entitled to deduct in the future, from any amount corresponding to de los Derechos de Propiedad Intelectual de la otra Parte, ni utilizara ninguna marca o signo clue sea similar a los Derechos de Propiedad Intelectual de la otra Parte, en selacirin con cualquier servicio distinto a los relacionados con este Contrato . 9 . 10 . A la termination de este Contrato, por cualquier raz 6 n, los Derechos de Propiedad Intelectual otorgados por una Parte a la otra Pane conforme al Contrato, ya no se considerarin a disposition de la otra Parte, y la otra Parte cesara inmediatamente cualquier use de las marcas registradas u otros Derechos de Propiedad Intelectual de la primera Parte, y devolvera con prontitud a la primera Parte cualquier material, nombre de dominio u otro producto que contenga o lleve las marcas comerciales de la primera Parte . Articulo 10: Contraprestacion e Impuestos 10 . 1 . En contraprestacien del debido curnplimiento por pane de la Administradora de sus obligaciones y aportes en virtud de este Contrato de Prestacidn de Servicios, la Administradora recibira un 60% (sesenta por ciente') de los Ingresos Brutos de Juego mensuales durante la Vigencia "Contraprestacion de la Administradora") . La Administradora podra ceder su derecho a la Contraprestacion de la Administradora a una tercera persona bajo su Control, bastando la notification por escrito a la Permisionaria con al menos diez dias de anticipacidn a dicha cesi 6 n . 10 . 2 . El porcentaje restante ; es decir, on 40% (cuarenta por ciento) de Ia Ganancia Bruta de Juego, corresponderal a la Permisionaria (la "Participation de la Permisionaria"), a sex retenido mensualmente de la Cuenta Bancaria Online conforme a los siguientes terminos : a. 40% por ciento durante los primeros tres meses a partir a la Fecha de Lanzamiento. b. 40 % por ciento durante los meses cuatro a seis a partir de la Fecha de Lanzamiento, con una participation mensual garantizada de USD $ 10 , 000 . Si en cualquier mes dentro de este periodo de tres meses, el 40 % de la Ganancia Bruta de Juego resulta menor que la participacirin garantizada efectivamente recibida o retenida por la Permisionaria conforme a este Articule' 10 . 2 (3), entonces la Administradoreypodra

24

Online Gaming Management and Consulting S end ces Agreement. Permit Holder, the difference between the guaranteed participation effectively received or retained and the 40 % of Gross Gaming Revenue . c. 40 % percent from months seven to twelve as of Go - Live, with a guaranteed participation of USD $ 25 , 000 per month . If in any month within this 6 - month period, the 40 % of Gross Gaming Revenue turns out to be lower than the guaranteed participation effectively received or retained by Permit Holder under this Article 10 . 2 (c), then Manager shall be entitled to deduct in the future, from any amount corresponding to Permit Holder, the difference between the guaranteed participation effectively paid and the 40 % of Gross Gaming Revenue . a. 40 % as of month thirteen of Go - Live and for the rest of the Term, with a guaranteed participation of USD $ 40 , 000 per month . If in any month within this period, the 40 % of Gross Gaming Revenue turns out to be lower than the guaranteed participation effectively received or retained by Permit Holder under this Article 10 . 2 (d), then Manager shall be entitled to deduct in the future, from any amount corresponding to Permit Holder, the difference between the guaranteed participation effectively paid and the 40 % of Gross Gaming Revenue . 10 . 3 . Prior or otherwise on payment of the Manager's Consideration, Manager shall issue an invoice on the name of Permit Holder, which will include Manager's Consideration, and which will be issued under the concepts which the Permit Holder shall instruct to Manager in writing . 10 . 4 . Permit Holder shall be responsible for paying any Mexico Gaming Taxes with the Permit Holder's Participation . 10 . 5 . Manager shall be responsible for paying any Tax imposed under the Laws of the territory where Manager's Consideration is received or where Manager is incorporated . in respect of this Agreement . reducir en el futuro, de cualquier monto que corresponda a la Permisionaria, la diferencia entre la parricipacirin garantizada efectivamente recibida o retenida, y el 40 % de la Ganancia Bruta de Juego . c. 40 % por ciento durante los meses siete a dote a partir de la Fecha de Lanzamiento, con una participacirin mensual garantizada de USD $ 25 , 000 . Si en cualquier mes dentro de este periodo de seis meses, el 40 % de la Ganancia Bruta de Juego resulta menor que la parricipacion garantizada efectivamente recibida o retenida por la Permisionaria conforme a este Articulo 10 . 2 (c), entonces la Administradora podra reducir en el futuro, de cualquier monto que corresponda a la Permisionaria, la diferencia entre la participation garantizada efectivamente recibida o retenida, y el 40 % de la Ganancia Bruta de Juego . a. 40 % del mes trece en adelante a partir de la Fecha de Lanzamiento y por el resto de la Vigencia, con una participation mensual garantizada de USD $ 40 , 000 . Si en cualquier tries dentro de este periodo, el 40 % de la Ganancia Bruta de Juego resulta menor que la participaciOn garantizada efectivamente recibida o retenida por la Permisionaria conforme a este Articulo 10 . 2 (d), entonces la Administradora podra reducir en el futuro, de cualquier mono que corresponda a la Permisionaria, la diferencia entre la participation garantizada efectivamente recibida o retenida, y el 40 % de la Ganancia Bruta de Juego . 10 . 3 . Previo o contra el pago de la Contraprestacion de la Administradora, la Administradora =kira una facture a nombre de la Permisionaria, que ampere la Contraprestacion de la Administradora, y que se emita bajo el o los conceptos que la Permisionaria habri de indicar por escrito a la Administradora . 10 . 4 . La Permisionaria sera responsable de pagar los Impuestos al Juego con la ParticipaciOn de la Permisionaria . 10.5. La Administradora sera responsable de pagar cualquier Impuesto a su cargo conforme a las Leyes que la rigen o del lugar en la que esti constituida, con respeetria este Contrato.

25

Online Gaming Management and Consulting S entices Agreement. 10 . 6 . Subject to the provisions of this Article, each Party shall otherwise be responsible for paying (and shall have no right to recover from any other Party) any other Taxes imposed on it by Law . Article 11: Non - disclosure 11.1 Each Party shall keep confidential and shall not disclose to any third party any and all proprietary information or confidential information disclosed to it by the other Party prior to, on, or after the date of this Agreement, or relating to the business, processes, practices, products, Players, accounts, finance or contractual arrangements or trade secrets of the other Party and any information concerning the Mexican e - Gaming Offering or the substance of any report, recommendations, advice, test disclosed in relation to the Mexican e - Gaming Offering (including without limitation the Player Data) ("Confidential Information"), and shall use such Confidential Information solely for the performance of its obligations under this Agreement . 11 . 2 If either Party becomes aware of any breach of confidence by any of its employees, agents, or sub - contractors it shall promptly notify the other and give the other all reasonable assistance in connection with any proceedings, which the other may institute against any such persons . The Parties further agree to keep confidential and not to disclose to any third party, except as may be required by Applicable Law, any of the terms and conditions of this Agreement . 11 . 3 The obligations in this Clause 11 shall not apply to Confidential Information which the receiving Party is able to show, through clear and convincing evidence : (i) was already known to the receiving Party prior to disclosure of Confidential Information to it, (ii) was in the public domain or which becomes part of the public domain through no fault of the receiving Party, or (iii) is required to be disclosed by Applicable Law . Either Party may disclose Confidential Information that has been approved in advance in writing by the other Party for disclosure . 11 . 4 No press release in respect of the execution of this Agreement or any matters arising therefrom may be released by either Party without the express written approval of the other Party . 10 . 6 . Sujeto a las dispositions de este Articulo, cada Parte sera responsable de pager (y no podra reclamar de la otra Pane) cualquier Impuesto a su cargo conforme alas Leyes . Articulo 11: Confidencialidad 11 . 1 Cada Parte mantendra la confidencialidad y no divulgera a ningun tercero toda la information de propiedad exclusive o confidential revelada por la otra Parte antes, en o despues de la fecha de este Contrato, o relacionada con el negocio, los procesos, practices, productos, clientes, cuentas, acuerdos financieros o contractuales o secretos comerriales de la otra Parte y cualquier informacion relacionada con los Medios o el contenido de cualquier informe, recomendaciem, consejo, prueba divulgada en relacion con los Medios (incluidos, entre otros, la InformaciOn del Jugador) ) ("Information confidential"), y utiliaara dicha InformaciOn Confidencial Unicamente pare el cumplimiento de sus obligaciones bajo este Contrato . 11 . 2 Si cualquiera de las Panes tiene conocimiento de cualquier incumplimiento de confianza por pane de cualquiera de sus empleados, agentes o subcontratistas, debera notificar inmediatamente a la otra y le brindara toda la asistencia razonable en relacitin con cualquier procedimiento que el otro pueda incoar contra tales personas . Las Panes edemas acuerdan mantener la confidencialidad y no divulger a ningiin tercero, salvo que asi lo exija la Ley Aplicable, ninguno de los terminos y conditions de este Contrato . 11 . 3 Las obligaciones de este Articulo 11 no se aplicaran a la Information Confidencial que la Parte receptora pueda prober, a traves de pruebas claras y convincentes : () ya era conocida por la Parte receptora antes de revelarle la InformaciOn Confidencial, (ii) era de dominio public ° o se convirtid en parte del dorninio public ° sin culpa de la Pane receptora, o (iii) este obligado a ser divulgado por la Ley Aplicable . Cualquiera de las Panes puede divulger Information confidential que haya sido aprobada previamente por escrito por la otra Pane pan su divulgacidn . 11.4 Ninguna de las Parses podri divulger comunicados de prensa con respecto a la celebration de este Contrato cualquier asunto que surja de el sin la aprobaciem expreSa por escrito de la otra Parte.

26

Online Gaming Management and Consulting Services Agreement. 11 . 5 Upon the effective termination of this Agreement, each Party will return to the other Party all Confidential Information (including all copies thereof) belonging to or disclosed to it by the other Party . 11 . 6 Notwithstanding the above, nothing in this Agreement shall be construed to limit or forbid the Manager from fulfilling any legal or regulatory obligation, in any jurisdiction, as a publicly traded company . Article 12 : Third Party Claims and other Indemnification 12 . 1 Notwithstanding anything to the contrary in this Agreement, each Party's total and aggregate liability toward the other, arisen out of this Agreement, whether in an action based on contract, tort, warranty or any other legal theory, shall not exceed (subject only to Applicable Law) an amount equal to the Permit Holder Participation retained by the Permit Holder in the 24 months prior to the applicable claim, except in the event of gross negligence, wilful misconduct, fraud or misrepresentation . For the avoidance of doubt, the suspension, loss or revocation of the Permit for any cause, except if caused by the Manager, shall be equivalent to gross negligence and wilful misconduct . 12 . 2 Subject to the limitation of liability set forth above, each of the Parties will indemnify and hold the other Party harmless against all liability, obligations, losses, damages, injuries, penalties, claims, suits, costs, actions, expenses and disbursements (actual or contingent) ( " Loss") which it may suffer or incur as a result of : a. any breach by the other Party (directly or by any of its Affiliates) of its obligations under this Agreement ; or b. acts or omissions of the other Party (directly or by its Affiliates) in connection with the performance of this Agreement . For all applicable legal effects, this Agreement shall be deemed in force until all Losses have been paid in full . Article 13: Mexican tax obligations 11 . 5 Ala termination efectiva de este Acuerdo, cada Pane devolvera a la otra Pane toda la Information Confidenrial (incluidas todas las copias de la misma) que le pertenece o que le haya sido revelada por la otra Pane . 11 . 6 Sin perjuicio de lo anterior, ninguna disposition en este Contrato se entenderl como una limitation o prohibicirin de la Administradora para cumplir, en su catheter de empresa pdblica, con cualquier obligaciOn legal o regulatoria en cualquier jusisdicciOn . Articulo 12 : Reclamaciones de terceros y otras indemnivaciones 12 . 1 Sin perjuicio de cualquier disposiciOn en contrario en este Contrato, la responsabilidad total de cada Parte hacia la otra con motivo del presente contrato, ya sea en una action contractual o judicial, no excederg (salvo prevision legal en contrario) de un monto igual a la Participation de la Permisionaria en los 24 meses previos a la reclamation, excepto en caso de negligencia, dolo o fraude . Para ausencia de duda, la suspension, perdida o revocation del Perrniso por cualquier motivo (excepto cuando sea atribuible a la Administradora), equivaldrg a negligencia y conducta dolosa . 12 . 2 Sujeto a la lirnitaciOn de responsabilidad establecida anteriormente, cada una de las Partes indemnizari y eximirg a la otra Parte de toda responsabilidad, obligaciones, perdidas, darios, lesiones, sanciones, reclamos, demandas, costos, acciones, gastos y desembolsos (reales o contingentes) ("Perdidas") que pueda suftir o incurrir como resultado de : a. cualquier incurnplimiento por parte de la otra Parte (directamente o por cualguiera de sus Afiliadas) de sus obligaciones bajo este Contrato ; o b. actos u omisiones de la otra Parte (directamente o por sus Afiliados) en relaciOn con la ejecucion de este Contrato . Para todos los efectos aplicables, este Contrato se entendera en vigor hasta en tanto todas las Perdidas hayan sido pagadas . Articulo 13: obligaciones fiscales meadcanus7.

27

Online Gaming Management and Consulting Services Agreement. 13 . 1 Permit Holder is solely responsible for declaring and paying to the Mexican Tax Authorities the Mexico Gaming Taxes generated from the commercial exploitation of the Mexican e - Gaming Offering . 13 . 2 Permit Holder is responsible for carrying out all obligations and formalities in connection with the Mexico Gaming Taxes . 13 . 3 Except as otherwise explicitly stated herein, each Party shall be liable for Tax imposed in respect of the receipt of any sum due and payable under this Agreement by any relevant Authority . The Parties shall cooperate to structure their arrangements hereunder (including without derogation making such amendments hereto as may be necessary or desirable to achieve such goal) in order to minimize the impact of any withholding, value added or other similar Taxes which may apply to any amounts paid or deemed paid by Permit Holder to Manager hereunder . Article 14: Force majeure 14 . 1 If either Party is prevented or delayed in the performance of any of its obligations under this Agreement by reason of a Force Majeure Event, that Party shall : a. promptly serve notice in writing to the other party within a term of five days specifying the nature and extent of the circumstances giving rise to the Force Majeure Event and the measures it is raking to remedy and/or mitigate the effects ; b. use all reasonable endeavours without being obliged to incur any expenditure to mitigate the effects of the Force Majeure Event and/or bring the Force Majeure Event to a dose, or to find a solution by which the Agreement may be performed despite the continuation of the Force Majeure Event ; c. have no liability (subject to service of notice pursuant to this article) in respect of the performance of such of its obligations as are prevented by the Force Majeure Events during the continuation of such events, and 13.1 La Permisionaria es la Unica responsable de decla tar y pagar a las Autoridades Fiscales mexicanas los Impuestos al Juego generados por la explotacidn comerrial de la ferta Mexican de Juego en Linea. 13 . 2 La Permisionaria es responsable de llevar a cabo todas las obligaciones y formalidades relacionadas con los Impuestos al Juego . 13 . 3 Salvo que se indique expresamente lo contrario, cada Parte sera responsable de cualquier Impuesto exigido o pagadero a cualquier Autoridad con respecto a la recepciOn de cualquier suma adeudada y pagadera en virtud de este Contrato . Las Partes cooperaran para estructurar sus acuerdos (incluyendo las enmiendas pie sean necesarias o deseables para alcanzar dicho objetivo) con el fin de mininizar el impact) de cualquier Impuesto que pueda aplicarse a cualquier cantidad pagada o pagadera por la Permisionaria a la Aclministradora en virtud del presente . Articulo 14: Fuerza Mayor 14 . 1 Si una de las Panes se ve impedida o retrasada en el curnplimiento de cualquiera de sus obligaciones en virtud del presente Contrato por motivo de un evento de Fuerza Mayor, esa Pane deberi : a. notificar por escrito a la otra pane en un termino no mayor a cinco Bias naturales, especificando la naturaleza y el alcance de las circunstancias que dieron lugar al Evento de Fuerza Mayor y las medidas que esta tomando para remediar y/o mitigar los efectos ; b. utilizar todos los esfuerzos razonables, sin estar obligado a incurrir en ningain gasto para mitigar los efectos del Evento de Fuerza Mayor y/o culminar el Evento de Fuerza Mayor, o para encontrar una solucion pot la cual el Contrato pueda ejecutarse a pesar de la continuacidn del evento de Fuerza Mayor ; c. no tendra ninguna responsabilidad (sujeta a notificacidn de conformidad con este articulo) con respecto al desempetio de las obligaciones que impidan los Eventos de Fuerza Mayor durante la continuacidn de tales eventos, y

28

Online Gaming Management and Consulting S entices Agreement. (d) upon cessation of the Force Majeure Event, use its reasonable endeavours to recommence its affected operations in order or it to perform its obligations . 14 . 2 If a Force Majeure Event completely prevents a Party from rendering performance of its obligations hereunder for more than 6 weeks, the other Party may terminate this Agreement with immediate effect on giving written notice to the first Party, and the other Party shall not be liable to the first Party for such termination . 14 . 3 Any Party alleging a Force Majeure Event in order to excuse the non - performance of its obligations must be able to prove the alleged cause, as well as prove that all the measures have been implemented in order to minimize the duration and the damage as soon as having acquired knowledge of the event and finally, the Party must bring the proof of the notification to the other Party, of the probability or of the occurrence of the event which is behind the non - performance exception provided for by this Agreement . Article 15: Term and Extensions 15.1 This Agreement shall come into force on the date hereof and shall remain in force for a 5 - year term as of such date (the "Term") . Upon expiration of the Term, the contract will be renewed automatically for annual periods, unless the party that does not wish to renew manifests so to the other party with at least ninety (90) calendar days . 15 . 2 This Agreement may be early terminated by either Party immediately upon written notice to the other Party : 1. immediately, where the Permit Holder is unable to obtain the authorization required for the operation of the Website ; especially the Mechanics Approval, within three (3) months as of the date in which Permit Holder requests from SEGOB such Mechanics Approval (provided that this term was not extended pursuant to Article 3 . 5 ) ; 2. immediately, if the Permit is revoked, suspended or otherwise terminated ; 3. immediately, upon any event or occurrence which would result in the ongoing performance of either (d) al cesar el evento de Fuerza Mayor, utilice sus esfuerzos razonables para reanudar sus operations afectadas en orden o para cumplir con sus obligaciones . 14 . 2 Si un Evento de Fuerza Mayor impide por completo que una Parte cumpla sus obligaciones por mas de 6 semanas, la otra Parte podra rescindir el presente Contrato con efecto inmediato mediante notificaciOn pox escrito a la primera Pane, y la otra Parte no seta responsable frente a la primera Parte por tal terminaciOn . 14 . 3 Cualquier Parte que alegue un evento de Fuerza Mayor para excusar el incumplimiento de sus obligaciones debe poder demostrar la causa alegada, asi como probar que se han implementado todas las medidas con el fin de minimizar la duration y el dano tan pronto tenga conocimiento del evento y, finalmente, la Parte debera presentar prueba de la notification a la otra Parte, de la probabilidad de o de la ocurrencia del evento que esth detras de la excepciOn de incumplimiento establecida en este Contrato . Articulo 15: Terrain ° y prorrogas 15 . 1 El presente Contrato entrari en vigor en la fecha de su celebraciOn y permanecera vigente durante 5 (cinco afios contados a partir de dicha fecha (la "Vigencia") . Culminada la Vigencia, el contrato se renovara autornaticamente por periodos anuales, salvo que la pare que no desee renovar asi lo manifieste a k otra con cuando menos noventa (90) dias calendario . 15 . 2 El presente Contrato podra ser terminado anticipadamente y/o rescindido por cualquiera de las Panes con efectos inmediatos : 1. inmediatamente, en caso de que la Permisionaria no logre obtener las autorizaciones necesarias para la operaciOn del Sitio Web ; especialmente la AprobaciOn de la Mecanica, en un periodo de tres (3) meses contados a partir de la fecha en que se solicite a SEGOB la AprobaciOn de la Mecinica (siempre que este periodo no se hubiere prorrogado seem dispone el Articulo 3 . 5 ) ; 2. inmediatamente, en caso de revocaciOn, suspension o expiraciOn del Permiso ; 3. inmediatamente, ante cualquier evento que traiga come consecuencia que la continua ejecucion de este Varitrato

29

Online Gaining Management and Consulting Services Agreement. Party's obligations under this Agreement breaching Applicable Law ; (4) immediately, in the event of continuous or material breach of the Agreement by either Party which is not remedied (provided such breach is capable of being remedied) within 30 calendar days of written notice . 15 . 4 Notwithstanding any other rights of termination or rescission hereunder, Manager may, at any time, terminate early and without cause this Agreement, without any responsibility and without need of any judicial resolution, by written notice sent to Permit Holder at least 180 calendar days prior to the effective termination date . On the other hand, from month twenty - five after Go Live occurs, Permit Holder may terminate early and without cause this Agreement, without any responsibility and without need of any judicial resolution, by written notice sent to Manager at least 180 days prior to the effective termination date . In both cases, the Parties shall only be liable for their outstanding obligations at the effective termination date . Article 16: Final provisions 16.1 This Agreement is governed by the laws of Mexico 16.2 In case of dispute, the Parties shall first try to find an amicable solution . This includes, in case of a dispute of a legal nature, assigning an independent legal expert or various experts to assess the situation and advise the Parties . Costs for such expert must be borne by both Parties jointly . If no expert is assigned by either Party within four (4) weeks after written notice was given by either Party of the existence of the dispute in question, and no amicable solution is found between the Parties, then the Parties shall proceed to resolve the dispute pursuant to the following : (a) if the dispute relates to any breach (or alleged breach) of the Parties' obligations under this Agreement other than a violation to or non - compliance with any Law, then it shall be resolved by final and binding arbitration under International Chamber of Commerce Rules, by three arbitrators, one appointed by each Party and one por cualquiera de las Pastes, implique el incumplimiento o violaciOn a una Ley Aplicable . (4) inmediatamente, en caso de incumplimiento continuo o sustancial del Contrato por cualquiera de las Pastes y que no se subsane (siempre que dicho incumplimiento pueda remediarse) dentro de los 30 dias calendario posteriores a la notification por escrito de dicho incumplimiento . 15 . 4 Sin perjuicio de cualquier otro derecho de termination y/o rescisidn bajo este Contrato, la Administradora podra, en cualquier momento, dar por terminado anticipadamente este Contrato, sin responsabilidad y sin necesidad de que medie resoluciOn judicial alguna, mediante notificaciOn por escrito a la Permisionaria con cuando menos ciento ochenta (180) dias calendario de anticipacidn a la fecha efectiva de la terminaciOn . Por su parte, a partir del mes veinticinco despues de la Fecha de Lanzarniento, la Permisionaria podra dar por terminado el presente Contrato sin responsabilidad alguna y sin necesidad de resoluciOn judicial, siempre que medie notificaciOn con cuando menos 180 dias calendario previos a la fecha efectiva de tenninacifin . En estos casos, las Panes solo deberin cumplir con sus obligaciones pendientes a la fecha de termination . Articulo 16: Disposiciones finales 16.1 Este Contrato se regita por las leyes de Mexico. 16 . 2 En caso de controversia, las Panes trataran primero de encontrar una solution amistosa . Esto incluye, en caso de una disputa de naturaleza legal, la asignacion de un experto legal independiente o varios expertos para evaluar la situation y asesorar a las Pastes . Los costos de dicho expert ° seran asumidos conjuntamente por ambas Panes . Si ninguna de las Panes asigna un experto dentro de las cuatro (4) semanas posteriores a la notificaciOn por escrito de cualquiera de las Panes de la existencia de una disputa, y no se arriba a una solucidn amistosa entre las Panes, entonces las Panes resolveran la disputa de conformidad con lo siguiente : (a) si la disputa se refiere a cualquier incumplimiento (o incumplimiento alegado) de las obligaciones de las Panes pactadas en este Contrato, distinto de una violaciOn o incumplimiento a cualquier Ley, sera resuelta mediante un arbitraje final y vinculatorio seguido bajo la Reglas Ai la Camara Internacional de Comercio, por tees arliltros, uno

30

Online Gaming Management and Consulting Services Agreement. appointed by the two other arbitrators . Arbitration shall be held in Mexico City and in Spanish . Each Party shall bear all its costs of arbitration . Tribunal and arbitration fees to be equally divided by both Parties . (b) if the dispute relates to or arises in connection with a violation (or alleged violation) to or non - compliance (or alleged non - compliance) with any Law, then such dispute shall be resolved by the federal courts of Mexico City, and all Parties hereby expressly agree to such jurisdiction and give up any right to any other jurisdiction . 16 . 3 Any amendment to this Agreement shall be made in writing . 16 . 4 In the case where a provision of this Agreement is or becomes invalid, this invalidity does not affect the rest of the Agreement . When a provision is judged invalid, the Parties shall use their best efforts to replace it with a new valid, appropriate and enforceable provision to achieve so far as possible the intended legal effect of the invalidated provision . When no substitution has been made, the invalidated provision is deemed non - existent, it being understood that the rest of the Agreement is in no case affected by the invalidity . 16 . 5 This Agreement expresses the whole agreement between the Parties in relation to the matters related hereto and any arrangements, representations, letters or understandings, which existed prior to the execution hereof, insofar as not specifically expressed in this Agreement, shall be ineffective . 16 . 6 No behaviour by either Party hereto shall be deemed to constitute a waiver of any rights according to this Agreement, and/or a waiver of or consent to any breach or default in respect of any of the terms hereof, or a change, invalidation or addition to any term, unless expressly made in writing . 16 . 7 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument . Likewise, this Agreement has been written in the Spanish language . It may be translated for convenience, into other languages . nombrado por cada una de is Panes y otro designado por los otros dos irbitros . La sede del arbitraje sera la Ciudad de Mexico y el idioma sera espanol . Cada Parte debera absorber y pagar sus costos del arbitraje . Las cuotas de arbitraje y del tribunal arbitral seran divididas en panes iguales por las Panes . (b) si la disputa versa o surge con motivo de una violation (o alegada violaciOn) o incumplimiento (o incumplimiento alegado) a cualquier Ley, entonces la disputa se remitira y se resolvers definitivamente ante los tribunales federates de la Ciudad de Mexico, renunciando expresamente las Panes a cualquier otra jurisdiction o competencia a la que puedan tener derecho por cualquier causa . 16 . 3 Cualquier enmienda a este Contrato deberi hacerse por escrito . 16 . 4 En caso de que una disposition de este Contrato sea o deje de ser vilida, esta invalidez no afectara al resto del Contrato . Cuando una disposiciOn se considere invalids, las Panes harin todos los esfuerzos posibles para reemplazarla por una nueva disposiciOn valida, apropiada y exigible para lograr, en la medida de lo posible, el efecto legal provisto por la disposition invalidada . En caso de que no se realice ninguna sustituciOn, la disposition invalidada se considerara inexistente, entendiendose que el resto del Contrato no se ve en ningen caso afectado por la invalidez . 16 . 5 Este Contrato contiene y expresa el acuerdo completo entre las Panes en relaciOn con los asuntos relacionados con este y, cualquier acuerdo, declaraciOn, carta o entendimiento, que existiera antes de la ejecuciOn del mismo, sera ineficaz en la medida en que no se exprese especificamente en este Contrato . 16 . 6 Ningiin comportamiento de ninguna de las Panes se considerari como una renuncia a ningun . derecho de acuerdo con este Contrato, y/o como una renuncia o consentimiento de cualquier incumplimiento con respecto a cualquiera de los terminos del mismo, a menos que se haga expresamente por escrito . 16 . 7 Este Contrato se puede celebrar en cualquier marnero de ejemplares, cado una de las cuales se considerara como un original y todas juntas se consideraran como el mismo instnunento . De igual forma, este Contrato ha sido escrito en idioma espanol, puede ser traducido por conveniencia a otros lenguajes . Sin embargo, en caso de algiux error o desacuerdo, la version en espanol prevalecera. .`"

31

0 nine Gaming Management and Consulting Services Agreement. However, in case of error or disagreement, the executed Spanish language version shall prevail . 16 . 8 Any notice sent by one Party to the other shall be deemed received 72 hours after being posted by registered mail, or shall be deemed received on the day of delivery if delivered in person, and shall be directed to the following addresses : PERMIT HOLDER: Bernardo Quintana Roo, fourth floor, colonia Centro Sur, Queretaro, Queretaro, Mexico, 76090. To the attention of Emilio Fernando Quires Moreno MANAGER: 413 West 14th Street, New York, New York, 10014. To the attention of Jason Drummond 16.9 Any Person who is not a Party to this Agreement has no rights to enforce any term of this Agreement and there are absolutely no third - party beneficiaries to this Agreement . This Agreement is exclusively for the benefit of the Parties and shall not confer third - party beneficiary status on any other party including any Affiliate or subcontractor or delegate of any of the Parties . 16 . 10 Without prejudice of the provisions of Article 10 . 1 , this Agreement may not be transferred or assigned by the Parties without prior and written consent the other party . 16 . 11 . Nothing contained in this Agreement or in the activities engaged by the panics hereunder shall create an agency, partnership, employment, or joint venture relationship between them . IN WITNESS WHEREOF, this Agreement has been signed by the Parties hereto : [Thilb . NT/ONALLY I RFT IN BLANK ; SIGNATURE PAGE FOLLOWS] 16 . 8 Cualquier notificaciOn enviada por una Parte a la otra se considerara recibida 72 horas despues de su envio por correo certificado, o se considerara recibida el dia de la entrega si se entrega en persona, y debera hacerse en los siguientes domicilios : IA PERMISIONARIA: Boulevard Bernardo Quintana Roo 9800 , cuarto piso, colonia Centro Sur, Queretaro, Queretaro, Mexico, 76090 . A la atencidn de Emilio Fernando Quires Moreno LA ADMINISTRADORA: 413 West 14th Street, New York, New York, 10014. A la atencidn de Jason Drummond 16 . 9 Ninguna Persona que no sea Parte en este Contrato tendra derecho para hater cumplir ningain termino de este Contrato, y no hay absolutamente fling& tercero beneficiario de este Contrato . Este Contrato es exclusivamente para el beneficio de las Pastes y no otorgara el estatus de beneficiario a ninguna otra parte, incluyendo cualquier Aftliado o subcontratista o delegado de ninguna de las Panes . 16 . 10 . Sin perjuicio de lo dispuesto en el Artfculo 10 . 1 , este Contrato no podra ser cedido en todo o en pane por ninguna de las Partes sin el consentimiento previo y por escrito de su contraparte . 16 . 11 . Ninguna disposicion del presente Contrato ni las actividades que realizaran las panes de conformidad con sus clausulas puede crear una relation de agencia, sociedad, empleo o empresa conjunta entre las mismas, EN TESTIMONIO DE LO CUAL, este Contrato ha sido firrnado por las Pastes : [ESPACIO INTENCIONALME.NTE EN BLANCO; SIGUE LA HOJA DE FIRMAS]

32

Online Gaming Management and Consulting Services Agreement. "MANAGER" DITO, INC. Name: Jason Drummond — Title: Legal representative "PE OLDER" "COMERCIAL liE JUEGOS DE LA FRONTE , S.A. DE C.V. By: Emilio Fernando Quiros Moreno Title: Chief Executive Officer "LA ADMINISTRADORA" DITO, INC. Por Jason Drummond Cargo: Apoderado "LA PE SIONARIA" "COMERCIAL DE JUEGOS DE LA FRONTS/A.", S.A. DE C.V. Pot Emilio Fernando Quiros Moreno Cargo: Director General

33

Online Gaming Management and Consulting Services Agreement. SCHEDULE t MANAGER'S MARKS

34

Online Gaming Management and Consulting Services Agreement. SCHEDULE 2: MANAGER'S BRAND VALUES AND STANDARDS

35